Filed Pursuant to Rule 424(b)(5)
Registration No. 333-226411

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common Units	10,080,000	$31.25	$315,000,000	$39,218

(1)	Assumes exercise in full of the underwriters’ option to purchase up to an aggregate of 1,080,000 additional common units from the registrant.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3ASR with the Securities and Exchange Commission on July 30, 2018 (File No. 333-226411) was deferred (with respect to the securities to be sold by the registrant in a primary offering) pursuant to Rules 456(b) and 457(r) under the Securities Act, and is paid herewith. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in such registration statement.

PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED JULY 30, 2018

Viper Energy Partners LP 9,000,000 Common Units Representing Limited Partner Interests

We are offering 9,000,000 common units representing limited partner interests in Viper Energy Partners LP. Our common units are listed on The Nasdaq Global Select Market under the symbol “VNOM.” On July 30, 2018, the last reported sales price of our common units was $32.40.

We have granted the underwriters a 30-day option to purchase up to an additional 1,080,000 common units on the same terms and conditions as set forth below.

Investing in our common units involves risks. Limited partnership interests are inherently different from corporations. Read “Risk Factors” beginning on page S-10 of this prospectus supplement and beginning on page 2 of the accompanying base prospectus.

	Per Common Unit	Total
Public offering price	$31.25	$281,250,000
Underwriting discount(1)	$0.9154	$8,238,600
Proceeds, before expenses, to us	$30.3346	$273,011,400

(1)	We refer you to “Underwriting (conflicts of interest)” beginning on page S-21 of this prospectus supplement for additional information regarding underwriting compensation.

We expect that delivery of the common units will be made on or about August 3, 2018 through the book-entry facilities of the Depositary Trust Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

UBS Investment Bank	Credit Suisse

Senior Co-Managers

Barclays	BofA Merrill Lynch	Citigroup	Wells Fargo Securities

Co-Managers

Raymond James	Simmons & Company International Energy Specialists of Piper Jaffray

Capital One Securities	Scotia Howard Weil	Tudor, Pickering, Holt & Co.

BBVA	CIBC Capital Markets	Comerica Securities

Northland Capital Markets	PNC Capital Markets LLC

The date of this prospectus supplement is July 31, 2018.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common units. The second part, the accompanying base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. In the event that the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of common units, or to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of common units. If anyone provides you with different or inconsistent information, you should not rely on it. You should read this entire prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of common units, as well as the documents incorporated by reference herein and therein that are described under “Where You Can Find More Information” in the accompanying base prospectus and “Where You Can Find More Information” in this prospectus supplement. We and the underwriters are only offering to sell, and only seeking offers to buy, our common units in jurisdictions where offers and sales are permitted.

The information contained in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of common units, or in any document incorporated herein or therein, is accurate and complete only as of the date hereof or thereof, respectively, regardless of the time of delivery of this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of common units, or of any sale of our common units by us or the underwriters. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither we nor the underwriters, nor any affiliate of either of us, is making any representation to you regarding the legality of an investment in our common units by you under applicable laws. You should consult your own legal, tax and business advisors regarding an investment in our common units. Information in this prospectus supplement and the accompanying base prospectus is not legal, tax or business advice to any prospective investor.

Industry and Market Data

This prospectus supplement includes industry and market data and forecasts that we obtained from internal company surveys, publicly available information and industry publications and surveys. Our internal research and forecasts are based on management’s understanding of industry conditions, and such information has not been verified by independent sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable.

S-ii

Cautionary statement regarding forward-looking statements

Various statements contained in this prospectus supplement and the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus that express a belief, expectation or intention, or that are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus supplement and the accompanying base prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular, the factors discussed in this prospectus supplement, the accompanying base prospectus and in the documents incorporated by reference herein and therein, including those detailed under “Risk Factors,” could affect our actual results and cause our actual results to differ materially from expectations, estimates or assumptions expressed, forecasted or implied in such forward-looking statements.

Forward-looking statements may include statements about:

•	our ability to execute our business strategies;

•	the volatility of realized oil and natural gas prices;

•	the level of production on our properties;

•	regional supply and demand factors, delays or interruptions of production;

•	our ability to replace our oil and natural gas reserves;

•	our ability to identify, complete and integrate acquisitions of properties or businesses, including our recent and pending acquisitions;

•	general economic, business or industry conditions;

•	competition in the oil and natural gas industry;

•	the ability of our operators to obtain capital or financing needed for development and exploration operations;

•	title defects in the properties in which we invest;

•	uncertainties with respect to identified drilling locations and estimates of reserves;

•	the availability or cost of rigs, equipment, raw materials, supplies, oilfield services or personnel;

•	restrictions on the use of water;

•	the availability of transportation facilities;

•	the ability of our operators to comply with applicable governmental laws and regulations and to obtain permits and governmental approvals;

•	federal and state legislative and regulatory initiatives relating to hydraulic fracturing;

•	future operating results;

S-iii

Cautionary statement regarding forward-looking statements

•	exploration and development drilling prospects, inventories, projects and programs;

•	operating hazards faced by our operators; and

•	the ability of our operators to keep pace with technological advancements.

All forward-looking statements speak only as of the date of this prospectus supplement or, if earlier, as of the date they were made. We do not intend to, and disclaim any obligation to, update or revise any forward-looking statements unless required by securities laws. You should not place undue reliance on these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus supplement or the accompanying base prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

S-iv

Prospectus supplement summary

References in this prospectus supplement to (i) “Viper Energy Partners,” “Viper,” “the Partnership,” “we,” “our,” “us” or like terms refer to Viper Energy Partners LP individually and collectively with its subsidiary, Viper Energy Partners LLC, as the context requires; (ii) “our general partner” refers to Viper Energy Partners GP LLC, our general partner and a wholly owned subsidiary of Diamondback; and (iii) the “Operating Company” or “OpCo” refers to Viper Energy Partners LLC, and (iv) “Diamondback” refers collectively to Diamondback Energy, Inc. and its subsidiaries other than the Partnership and its subsidiary. Unless the context otherwise requires, the information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase additional common units.

Overview

We are a Delaware limited partnership formed by Diamondback on February 27, 2014 to own, acquire and exploit oil and natural gas properties in North America.

Our primary business objective is to provide an attractive return to our unitholders by focusing on business results, maximizing distributions through organic growth and pursuing accretive growth opportunities through acquisitions of mineral, royalty, overriding royalty, net profits and similar interests from Diamondback and from third parties. Our initial assets consisted of mineral interests in oil and natural gas properties in the Permian Basin in West Texas, substantially all of which are leased to working interest owners who bear the costs of operation and development. Diamondback contributed these assets, which it acquired in September 2013 from a third party for cash, to us upon the closing of our initial public offering of common units on June 23, 2014.

Our Properties

As of March 31, 2018, our assets consisted of mineral interests underlying 382,683 gross (10,537 net royalty) acres primarily in the Midland Basin and Delaware Basin of the Permian Basin and the Eagle Ford Shale. Diamondback is the operator of approximately 33% of our net acreage. As of March 31, 2018, there were 793 vertical wells and 1,788 horizontal wells producing on this acreage, and average net production was approximately 14,122 net BOE/d during the first quarter of 2018. There were approximately 1,075 active well permits and 27 active rigs on our mineral acreage as of April 30, 2018. For the three months ended March 31, 2018, royalty revenue generated from these mineral interests was $62.4 million.

The estimated proved oil and natural gas reserves of our assets, as of December 31, 2017, were 38,246 MBOE based on a reserve report prepared by Ryder Scott Company, L.P., or Ryder Scott, our independent reserve engineers. Of these reserves, approximately 74% were classified as proved developed producing reserves. Proved undeveloped, or PUD, reserves included in this estimate were from 101 gross horizontal well locations. As of December 31, 2017, our estimated proved reserves were approximately 68% oil, 16% natural gas liquids and 16% natural gas.

Our mineral interests, as of March 31, 2018, entitled us to receive an average 2.75% royalty interest on an acreage weighted basis on all production from our approximately 382,683 gross acres with no additional future capital or operating expense required. The actual royalty percentage varies by lease and ranges from less than 1% to 25%. The average royalty percentage on a production basis can therefore vary over time depending on the relative amount of production from the various leases. In the Spanish Trail area of Midland County, Texas, where the majority of the drilling activity has been, our average royalty interest on an acreage weighted basis is 20.4% in 16,551 gross acres and Diamondback is the operator of 62% of this acreage.

Based on Diamondback’s evaluation of applicable geologic and engineering data, with respect to the approximate 36% of our mineral interests for which it is the operator, as of December 31, 2017, Diamondback had identified approximately 224 potential economic horizontal drilling locations in multiple horizons in the Spanish Trail area. We do not have potential (not involving proved reserves) drilling location information with respect to the portion of our properties not operated by Diamondback, although we believe that the portion of the Spanish Trail area in Midland County, Texas operated by others has very similar production characteristics to the portion operated by Diamondback. RSP Permian, Inc., or RSP Permian, is the operator of a majority of our properties in Spanish Trail that are not operated by Diamondback.

Recent Developments

Tax Status Election and Related Transactions

On March 29, 2018, we announced that the board of directors of our general partner had unanimously approved a change in our federal income tax status from that of a pass-through entity to that of a taxable entity via a “check the box” election, which we refer to as the Tax Election. In connection with making this election, on May 9, 2018, we (i) amended and restated our first amended and restated partnership agreement, (ii) amended and restated the first amended and restated limited liability company agreement of Viper Energy Partners LLC, which we refer to as the Operating Company or OpCo, (iii) amended and restated our existing registration rights agreement with Diamondback to extend the registration rights thereunder to common units issuable in respect of the Class B Units discussed below and (iv) entered into an exchange agreement with Diamondback, our general partner and the Operating Company, which we refer to as the Exchange Agreement.

Simultaneously with the effectiveness of these agreements, Diamondback delivered and assigned to us the 73,150,000 common units it owned in exchange for (i) 73,150,000 of our newly-issued Class B Units and (ii) 73,150,000 newly-issued units of the Operating Company, or OpCo Units, pursuant to the terms of a Recapitalization Agreement dated March 28, 2018, as amended, or the Recapitalization Agreement. Immediately following that exchange, we continued to be the managing member of the Operating Company, with sole control of its operations, and owned approximately 36% of the outstanding OpCo Units, and Diamondback owned the remaining approximately 64% of the OpCo Units. The OpCo Units and our Class B Units owned by Diamondback are exchangeable from time to time for our common units (that is, one OpCo Unit and one Class B Unit, together, are exchangeable for one common unit).

On May 10, 2018, the change in our income tax status became effective. On that date, pursuant to the terms of the Recapitalization Agreement, (i) our general partner made a cash capital contribution to us of $1.0 million in respect of its general partner interest and (ii) Diamondback paid $1.0 million to us as additional consideration with respect to the Class B Units. Diamondback, as the holder of the Class B Units, and our general partner, as the holder of the general partner interest, are entitled to receive cash preferred distributions equal to 8% per annum on the outstanding amount of their respective $1.0 million capital contributions, payable quarterly, which we refer to as the preferred distribution.

Also on May 10, 2018, pursuant to the terms of the Exchange Agreement, Diamondback exchanged 731,500 of its Class B Units and 731,500 of its OpCo Units for 731,500 common units and a cash amount of $10,000, representing a proportionate return of the $1.0 million unvested capital in respect of the Class B Units. Our general partner, a wholly-owned subsidiary of Diamondback, continues to serve as our general partner. Accordingly, Diamondback continues to control us. None of the transactions undertaken as part of the change in our tax status are expected to be taxable to us. Following the effectiveness of the tax status election and the completion of the related transactions, our minerals business continues to be conducted through the Operating Company, which is taxed as a partnership for federal and state income tax purposes. This structure is anticipated to provide significant benefits to our business, including operational effectiveness, acquisition and disposition transactional planning flexibility and income tax efficiency. We refer to the foregoing transactions, other than the Tax Election, as the Recapitalization Transaction. For additional information regarding the tax status election and the Recapitalization Transaction, please refer to our Current Report on Form 8-K filed with the Securities and Exchange Commission, or the SEC, on May 15, 2018, which is incorporated in this prospectus supplement by reference.

Recent and Pending Acquisitions

During the second quarter of 2018, we acquired from unrelated third-party sellers mineral interests underlying 53,861 gross (924 net royalty) acres in the Permian Basin for an aggregate of approximately $103 million, subject to post-closing adjustments. Further, from the end of the second quarter of 2018 through July 23, 2018, we acquired from unrelated third-party sellers additional mineral interests underlying 24,405 gross (375 net royalty) acres in the Permian Basin for an aggregate of approximately $42.8 million, subject to post-closing adjustments. As a result, as of July 23, 2018, our assets included mineral interests underlying 460,776 gross (11,826 net royalty) acres primarily in the Permian Basin and the Eagle Ford Shale. These acquisitions were primarily funded with cash on hand and borrowings under our revolving credit facility. Overall, since March 31, 2018, we have closed 32 acquisitions.

Since the end of the second quarter of 2018, we have also entered into definitive agreements with unrelated third-party sellers to acquire mineral interests underlying 1,236 gross (182 net royalty) acres in the Permian Basin for an aggregate of approximately $18.1 million, subject to post-closing adjustments. In addition, on July 27, 2018, we entered into a definitive agreement with Diamondback to acquire mineral interests underlying 34,349 gross (1,696 net royalty) acres in the Permian Basin, or the Drop-down Assets, for approximately $175.0 million, subject to post-closing adjustments. We refer to these pending acquisitions collectively as the Pending Acquisitions. After giving pro forma effect to the Pending Acquisitions, as of July 23, 2018, our assets would have included mineral interests underlying 496,361 gross (13,705 net royalty) acres. Following the closing of the Pending Acquisitions, Diamondback will operate approximately 39% of our net royalty acres. We intend to fund the Pending Acquisitions with cash on hand and borrowings under our revolving credit facility. We anticipate closing the Pending Acquisitions during the third quarter of 2018. However, the Pending Acquisitions remain subject to completion of due diligence and satisfaction of other closing conditions. There can be no assurance that we will complete the Pending Acquisitions on the terms contemplated in this prospectus supplement or at all. As of July 30, 2018, there were six Pending Acquisitions remaining to be closed.

As of July 30, 2018, before giving effect to any of the Pending Acquisitions, there were approximately 2,064 existing horizontal wells and approximately 275 active horizontal well permits for locations on our mineral acreage. Additionally, operators on our properties informed us that there were 25 rigs operating on our mineral acreage as of that date. We estimate that production on the Drop-down Assets will be 960 BOE/d over the next twelve months. Achieving this production estimate will depend on numerous factors outside our control and subject to change, including the level of Diamondback’s (and our other operators’) capital spending, commodity prices, rig availability, services availability, proppant availability, takeaway capacity as well as other factors. To the extent any of these factors change adversely, this estimate may not be achieved. Actual operating results may differ materially from this estimate.

Second Quarter Cash Distribution

The board of directors of our general partner approved a cash distribution attributable to the period ended June 30, 2018 of $0.60 per common unit, payable on August 20, 2018 to common unitholders of record at the close of business on August 13, 2018.

Recent Operating Results

The following table presents our production data and average sales prices for the three and six months ended June 30, 2018.

	Three Months Ended June 30, 2018	Six Months Ended June 30, 2018
	(unaudited)
Production Data:
Oil (MBbls)	1,052	1,958
Natural gas (MMcf)	1,280	2,442
Natural gas liquids (MBbls)	221	391
Combined volumes (MBOE)	1,485	2,756
Daily combined volumes (BOE/d)	16,323	15,228
% Oil	71%	71%
Average sales prices:
Oil, realized ($/Bbl)	$62.66	$62.09
Natural gas, realized ($/Mcf)	2.07	2.14
Natural gas liquids ($/Bbl)	26.68	25.59
Average price realized ($/BOE)	50.10	49.64

2018 Guidance

The following table presents our 2018 production guidance.

Q2/Q3 2018 net production (MBOE/d)	15.25-16.25
Total 2018 net production (MBOE/d)	15.5-16.5
Oil production - % of net production	71% - 75%

Unit costs ($/BOE)
Gathering and transportation expense	$0.10-$0.30
Depletion	$9.00-$11.00
General and administrative expenses
Cash general and administrative expenses	$0.75-$1.25
Non-cash unit-based compensation	$0.75-$1.25

Production and ad valorem taxes (% of revenue)(1)	7%

(1)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

Our production estimates are based on, among other things, the anticipated capital expenditures and drilling program of our operators, including Diamondback, our operators’ ability to drill and complete wells in a manner consistent with prior performance, certain drilling, completion and equipping cost assumptions and certain well performance assumptions. In addition, achieving these production estimates and maintaining the required drilling activity to achieve these estimates will depend on the availability of capital, regulatory approval and the existing regulatory environment, commodity prices and differentials, rig and service availability, actual drilling results as well as other factors. Investors should also recognize that the reliability of any guidance diminishes the farther in the future that the data is forecast. For more detail on these risks and assumptions, please read “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors—Risks Inherent in an Investment in Us.”

Principal Executive Offices and Internet Address

Our principal executive offices are located at 500 West Texas Avenue, Suite 1200, Midland, Texas 79701, and our phone number is (432) 221-7430. Our website address is www.viperenergy.com. We make our periodic reports and other information filed with or furnished to the SEC available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus supplement or the accompanying base prospectus.

The offering

Common units offered hereby	9,000,000 common units or 10,080,000 common units if the underwriters exercise in full their option to purchase additional common units.

Units outstanding after this offering	50,470,777 common units or 51,550,777 common units if the underwriters exercise in full their option to purchase additional common units.

Use of proceeds	We expect to receive approximately $272.5 million in net proceeds from the sale of the 9,000,000 common units we are offering hereby, or $305.3 million in net proceeds if the underwriters exercise in full their option to purchase additional common units, in each case after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering, including any net proceeds from the underwriters’ exercise of their option to purchase additional common units, to purchase OpCo Units. OpCo will use the net proceeds from this offering to repay a portion of the outstanding borrowings under our revolving credit facility. OpCo will use any net proceeds received in connection with the underwriters’ exercise of their option to purchase additional common units to repay additional outstanding borrowings under our revolving credit facility and for general partnership purposes, which may include additional acquisitions.

Cash distributions	Within 60 days after the end of each quarter we expect to make distributions to common unitholders of record on the applicable record date. The board of directors of our general partner approved a cash distribution attributable to the period ended June 30, 2018 of $0.60 per common unit, payable on August 20, 2018 to common unitholders of record at the close of business on August 13, 2018.

The board of directors of our general partner has adopted a policy pursuant to which the Operating Company distributes all of the available cash it generates in each quarter to its unitholders (including us), and pursuant to which we in turn distribute all of the available cash we receive from the Operating Company to our common unitholders. Our available cash, and the available cash of the Operating Company, for each quarter is determined by the board of directors of our general partner following the end of such quarter. We expect that the Operating Company’s available cash for each quarter will generally equal its Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate, if any, and that our available cash for each quarter will generally equal our Adjusted EBITDA (which is our proportional share of the available cash of the Operating Company for the quarter), less, as a result of the Tax Election, cash needed and for the payment of income taxes by us, if any, and the preferred distribution.

Neither we nor the Operating Company expect to retain cash from our operations for replacement capital expenditures primarily due to our expectation that existing development and the discovery of new pay horizons will lead to inclining production and revenues for at least the next several years. Replacement capital expenditures are those expenditures necessary to replace our existing oil and gas reserves or otherwise maintain our asset base over the long term. We expect to seek additional acquisitions of reserves and may cause the Operating Company to restrict distributions to acquire or fund such acquisitions in whole or in part. If we do not cause the Operating Company to retain cash for replacement capital expenditures in amounts necessary to maintain our asset base, eventually our cash available for distribution will decrease. The board of directors of our general partner may in the future decide to withhold replacement capital expenditures from cash available for distribution which may have an adverse impact on the cash available for distribution in the quarter(s) in which any such amounts are withheld. To the extent that we do not withhold replacement capital expenditures in the future, a portion of our future cash available for distribution will represent a return of your capital.

We do not intend to maintain (or to cause the Operating Company to maintain) excess distribution coverage for the purpose of maintaining stability or growth in our quarterly distribution or to otherwise reserve cash for distributions. Further, it is our intent, subject to market conditions, to finance growth capital externally, and not to reserve cash for unspecified potential future needs.

Because our policy is to cause the Operating Company to distribute an amount equal to all available cash it generates each quarter, and then for us to distribute all of our available cash to our common unitholders, our common unitholders have direct exposure to fluctuations in the amount of cash generated by our business. We expect that the amount of our quarterly distributions, if any, will vary based on our earnings during each quarter. As a result, our quarterly distributions, if any, will not be stable and will vary from quarter to quarter as a direct result of variations in, among other factors, (i) the performance of our operators, (ii) earnings caused by, among other things, fluctuations in the price of oil and natural gas, changes to working capital or capital expenditures, (iii) cash reserves deemed appropriate by the board of directors of our general partner and (iv) cash reserves for the payment of income taxes payable by us, if any. Such variations in the amount of our quarterly distributions may be significant and could result in no distribution for any quarter. We will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase distributions over time. The board of directors of our general partner may change our distribution policy at any time. Our partnership agreement does not require us to pay distributions to our common unitholders on a quarterly or other basis.

Material tax consequences	For a discussion of the material federal income tax consequences that may be relevant to prospective common unitholders who are individual citizens or residents of the United States, please read “Material U.S. Federal Income Tax Consequences” in this prospectus supplement.

Agreement to be bound by the partnership agreement	By purchasing a common unit, you will be admitted as a unitholder of our partnership and will be deemed to have agreed to be bound by all of the terms of our partnership agreement.

Listing and trading symbol	Our common units are listed on The Nasdaq Global Select Market under the symbol “VNOM.”

Conflicts of interest	We intend to use a portion of the net proceeds from this offering to repay indebtedness owed by us under our revolving credit facility. Because Wells Fargo Securities, LLC, CIBC World Markets Corp., Comerica Securities, Inc., BBVA Securities Inc. and PNC Capital Markets LLC or their affiliates are lenders under our revolving credit facility and, as a result, will receive 5% or more of the net proceeds from this offering in the form of the repayment of such existing indebtedness, each is deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our common units. See “Use of Proceeds” and “Underwriting (conflicts of interest).”

Risk factors

An investment in our common units involves risks. You should carefully consider the risks described below, as well as the information contained under “Risk Factors” beginning on page 2 of the accompanying base prospectus and the information contained under “Where You Can Find More Information,” including our Annual Report on Form 10-K for the year ended December 31, 2017, as amended (except as described therein under “Risks Related to Recently Enacted U.S. Tax Legislation and Tax Risks to Common Unitholders”), and Quarterly Report on Form 10-Q for the three months ended March 31, 2018, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, before deciding to invest in our common units. Due to the change in our federal income tax status, the risks described under “Risks Related to Recently Enacted U.S. Tax Legislation and Tax Risks to Common Unitholders” in our Annual Report on Form 10-K are no longer applicable to an investment in our common units. This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein also contain forward-looking statements that involve risks and uncertainties. Please read “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in this prospectus supplement, the accompanying base prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus. If any of these risks occur, our business, financial condition or results of operation could be materially and adversely affected. The risks described in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein are not the only risks facing us. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect us.

Risks Inherent in an Investment in Us

Actual operating results and activities and capital expenditures of our operators could differ materially from our guidance.

We have included in this prospectus supplement under “Prospectus Supplement Summary—Recent Developments—Recent and Pending Acquisitions” and “Prospectus Supplement Summary—Recent Developments—2018 Guidance,” certain forecasted operating results, costs and activities of our operators, including Diamondback, which includes, without limitation, the future expected production results, drilling activity and capital expenditures underlying the Drop-down Assets and our royalty interests. Our production estimates are based on publicly announced planned capital expenditures of our operators, including Diamondback. In addition, achieving these production estimates and maintaining the required drilling activity to achieve these estimates will depend on the availability of capital, regulatory approval and the existing regulatory environment, commodity prices and differentials, rig availability, pressure pumping services availability, proppant availability, actual drilling results (including continued well performance success, lack of well loss due to mechanical failure and lack of significant interwell interference in spacing pilots) as well as other factors. To the extent any of these factors changes adversely, our operators may not be able to achieve these production results. This forward-looking guidance represents our management’s estimates as of the date of this prospectus supplement, is based upon a number of assumptions that are inherently uncertain, including among others the assumptions described above, and is subject to numerous business, economic, competitive, financial and regulatory risks, including the risks described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement and in our Annual Report on

Risk factors

Form 10-K for the year ended December 31, 2017, as amended, and Quarterly Report on Form 10-Q for the three months ended March 31, 2018. Many of these risks and uncertainties are beyond the control of our operators, such as declines in commodity prices and the speculative nature of estimating natural gas, NGLs and oil reserves and in projecting future rates of production. If any of these risks and uncertainties actually occur or the assumptions underlying our guidance are incorrect, our operators’ actual operating results, costs and activities may be materially and adversely different from our guidance. In addition, investors should also recognize that the reliability of any guidance diminishes the farther in the future that the data is forecast, and it is thus increasingly likely that our operators’ actual results will differ materially from our guidance. In light of the foregoing, investors are urged to put our guidance in context and not to place undue reliance upon it.

Use of proceeds

We expect to receive net proceeds from this offering of approximately $272.5 million, or $305.3 million if the underwriters exercise their option to purchase additional common units in full, in each case after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds from this offering, including any net proceeds from the underwriters’ exercise of their option to purchase additional common units, to purchase OpCo Units. OpCo will use the net proceeds from this offering to repay a portion of the outstanding borrowings under our revolving credit facility. OpCo will use any net proceeds received in connection with the underwriters’ exercise of their option to purchase additional common units to repay additional outstanding borrowings under our revolving credit facility and for general partnership purposes, which may include additional acquisitions.

As of July 27, 2018, we had $361.5 million in borrowings outstanding under our revolving credit facility, with a weighted average interest rate of 4.59%. Our revolving credit facility matures on November 1, 2022. The outstanding borrowings under our revolving credit facility were used primarily to fund our acquisitions.

Capitalization

The following table sets forth our capitalization as of March 31, 2018:

•	on an actual basis;

•

on an as adjusted basis to give effect to the acquisitions we have completed since the end of the first quarter of 2018 as described above under “Prospectus Supplement Summary—Recent Developments—Recent and Pending Acquisitions” and the Recapitalization Transaction as described above under “Prospectus Supplement Summary—Recent Developments—Tax Status Election and Related Transactions,” as if such transactions had occurred on March 31, 2018; and

•

on an as further adjusted basis to give effect to the issuance and sale of 9,000,000 common units in this offering and our receipt of an estimated $272.5 million of net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses and the application of such net proceeds as described in “Use of Proceeds.”

You should read the following table in conjunction with “Use of Proceeds” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2017, as amended, and our consolidated financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, each of which is incorporated by reference into this prospectus supplement, for additional information.

	As of March 31, 2018
	(in thousands)
	Actual	As adjusted	As further adjusted
Cash and cash equivalents(1)	$18,151	$—	$—

Long-term debt(2)	$240,500	$361,500	$88,989

Unitholders’ equity
General partner	—	1,000	1,000
Common units	887,055	322,970	595,481
Class B Units	—	990	990
Non-controlling interest	—	564,085	564,085

Total unitholders’ equity	$887,055	$889,045	$1,161,556

Total capitalization	$1,127,555	$1,250,545	$1,250,545

(1)	Our cash balance as of July 27, 2018 was $0.8 million.
(2)	As of July 27, 2018, we had $361.5 million outstanding under our revolving credit facility. As of that date, our borrowing base was $475.0 million and we had $113.5 million available for future borrowings under our revolving credit facility.

This table does not reflect the issuance of up to an additional 1,080,000 common units that may be sold to the underwriters upon exercise of their option to purchase additional common units.

Price range of common units and distributions

Our common units are listed and traded on The Nasdaq Global Select Market under the symbol “VNOM.” As reported by The Nasdaq Global Select Market, the following table shows the low and high sales prices per common unit for the periods indicated. Distributions are shown in the quarter for which they were paid.

	Common Unit Price Range		Cash Distributions

	High	Low
2018
3rd Quarter (through July 30, 2018)	$34.49	$29.86	$—	(1)
2nd Quarter	$33.63	$24.59	$0.6000	(2)
1st Quarter	$26.19	$21.46	$0.4800
2017
4th Quarter	$24.00	$18.02	$0.4600
3rd Quarter	$18.98	$14.76	$0.3370
2nd Quarter	$18.63	$15.19	$0.3320
1st Quarter	$19.38	$15.37	$0.3020
2016
4th Quarter	$17.41	$13.53	$0.2580
3rd Quarter	$19.60	$15.10	$0.2070
2nd Quarter	$20.25	$16.07	$0.1890
1st Quarter	$17.50	$12.69	$0.1490

(1)	The distribution with respect to the third quarter of 2018 has not been declared or paid.
(2)	The distribution with respect to the second quarter of 2018 was declared on July 31, 2018 and will be paid on August 20, 2018 to unitholders of record at the close of business on August 13, 2018.

The last reported sale price of our common units on The Nasdaq Global Select Market on July 30, 2018 was $32.40. As of March 31, 2018, there were five holders of record of our common units.

Material U.S. federal income tax consequences

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. For a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and dispositions of our common units, please read “Material U.S. Federal Income Tax Consequences” beginning on page 41 of the accompanying base prospectus. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences peculiar to your circumstances.

Prior to May 10, 2018, we were treated as a pass-through entity for federal income tax purposes. On May 10, 2018, we elected to be treated as a corporation for U.S. federal income tax purposes.

The following is a summary of the material U.S. federal income tax consequences related to the purchase, ownership and disposition of our common units on or after our election to be treated as a corporation for U.S. federal income tax purposes by a taxpayer that holds our common units as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation or the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal estate or gift tax laws. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	certain former citizens or long-term residents of the United States;

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons that hold or are deemed to sell our common units under the constructive sale provisions of the Code;

•	persons that acquired our common units through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	real estate investment trusts or regulated investment companies;

Material U.S. federal income tax consequences

•	persons that hold our common units as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•	persons that hold in excess of 5% of our common units.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common units, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners of a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) investing in our common units to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common units by such partnership.

Corporate Status

Although we are a Delaware limited partnership, we have elected to be treated as a corporation for U.S. federal income tax purposes effective on May 10, 2018. As a result, we are subject to tax as a corporation and distributions on our common units will be treated as distributions on corporate stock for U.S. federal income tax purposes. No Schedule K-1 will be issued with respect to our common units purchased pursuant to this offering, but instead holders of common units purchased pursuant to this offering will receive a Form 1099 from us with respect to distributions received on our common units.

Consequences to U.S. Holders

The discussion in this section is addressed to holders of our common units who are U.S. holders for U.S. federal income tax purposes. A U.S. holder for purposes of this discussion is a beneficial owner of our common units and who is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) whose administration is subject to the primary supervision of and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election to be treated as a United States person.

Distributions

Distributions with respect to our common units will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of a distribution with respect to our common units exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such common units, which reduces such basis dollar-for-dollar, and thereafter as capital gain from the sale or exchange of such common units. Non-corporate holders that receive distributions on our common units

Material U.S. federal income tax consequences

that are treated as dividends for U.S. federal income tax purposes generally will be subject to U.S. federal income tax at a maximum tax rate of 20% on such dividends provided certain holding period requirements are met.

You are encouraged to consult your tax advisor as to the tax consequences of receiving distributions on our common units that do not qualify as dividends for U.S. federal income tax purposes, including, in the case of prospective corporate investors, the inability to claim the corporate dividends received deduction with respect to such distributions.

Sale, Exchange, Certain Redemptions, or Other Taxable Disposition

A U.S. holder generally will recognize capital gain or loss on a sale, exchange, certain redemptions, or other taxable disposition of our common units equal to the difference, if any, between the amount realized upon the disposition of such common units and the U.S. holder’s adjusted tax basis in those common units. A U.S. holder’s tax basis in the common units generally will be equal to the amount paid for such common units reduced (but not below zero) by distributions received on such common units that are not treated as dividends for U.S. federal income tax purposes. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common units sold or disposed of is more than one year. Long-term capital gains of individuals generally are subject to a reduced U.S. federal income tax rate. The deductibility of net capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS with respect to distributions on our common units and the proceeds from a disposition of our common units. U.S. holders may be subject to backup withholding (at a rate of 24%) on distributions with respect to our common units and on the proceeds of a disposition of our common units unless such U.S. holders furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be creditable against a U.S. holder’s U.S. federal income tax liability, and the U.S. holder may be entitled to a refund, provided the U.S. holder timely furnishes the required information to the IRS. U.S. holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

3.8% Tax on Net Investment Income

Certain U.S. holders that are individuals, trusts or estates will be subject to an additional tax at a rate of 3.8% on certain net investment income, which generally will include dividends received and gain recognized with respect to our common units. For individual U.S. holders, this additional tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals a U.S. holder’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains. U.S. holders are urged to consult their own tax advisors regarding the application of this additional net investment income tax to their particular circumstances.

Material U.S. federal income tax consequences

Consequences to Non-U.S. Holders

The discussion in this section is addressed to holders of our common units who are non-U.S. holders for U.S. federal income tax purposes. For purposes of this discussion, a non-U.S. holder is a beneficial owner of our common units that is an individual, corporation, estate or trust that is not a U.S. holder as defined above.

Distributions

Distributions with respect to our common units will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution treated as a dividend paid to a non-U.S. holder on our common units generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution or such lower rate as may be specified by an applicable income tax treaty. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder’s adjusted tax basis in its common units (but not below zero). The amount of any such distribution in excess of the non-U.S. holder’s adjusted tax basis in its common units will be treated as gain from the sale of such common units and will have the tax consequences described below under “Gain on Disposition of common units.” The rules applicable to distributions by a United States real property holding corporation (a “USRPHC”) to non-U.S. persons that exceed current and accumulated earnings and profits are not clear. As a result, it is possible that U.S. federal income tax at a rate not less than 15% (or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC) may be withheld from distributions received by non-U.S. holders that exceed our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate on distributions, a non-U.S. holder must provide the withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Non-U.S. holders are encouraged to consult their tax advisors regarding the withholding rules applicable to distributions on our common units, the requirement for claiming treaty benefits, and any procedures required to obtain a refund of any overwithheld amounts.

Distributions treated as dividends that are paid to a non-U.S. holder and are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form) certifying eligibility for exemption. If a non-U.S. holder is a corporation, it may also be subject to a “branch profits tax” (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Material U.S. federal income tax consequences

Gain on Disposition of common units

Subject to the withholding requirements under FATCA (as defined below), a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common units unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our common units constitute a United States real property interest by reason of our status as a USRPHC for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such gain.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common units continue to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common units, more than 5% of our common units will be taxable on gain realized on the disposition of our common units as a result of our status as a USRPHC. If our common units were not regularly traded during the calendar year in which the relevant disposition by a non-U.S. holder occurs, such non-U.S. holder (regardless of the percentage of our common units owned) would be subject to U.S. federal income tax on a taxable disposition of our common units (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition. Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common units.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient’s country of residence.

Material U.S. federal income tax consequences

Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8, provided that the withholding agent does not have actual knowledge, or reason to know, that the beneficial owner is a United States person that is not an exempt recipient.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common units effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the rate of 24%) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common units effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common units effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common units and on the gross proceeds from a disposition of our common units (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying each direct and indirect substantial United States owner of the entity; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON UNITS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

Underwriting (conflicts of interest)

Under the terms and subject to the conditions contained in an underwriting agreement dated July 31, 2018, we have agreed to sell to the underwriters named below, for whom UBS Securities LLC and Credit Suisse Securities (USA) LLC are acting as representatives, the following respective numbers of common units:

Underwriter	Number of Common Units
UBS Securities LLC	4,500,000
Credit Suisse Securities (USA) LLC	1,935,000
Barclays Capital Inc.	450,000
Citigroup Global Markets Inc.	450,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	450,000
Wells Fargo Securities, LLC	450,000
Piper Jaffray & Co.	135,000
Raymond James & Associates, Inc.	135,000
Capital One Securities, Inc.	90,000
Scotia Capital (USA) Inc.	90,000
Tudor, Pickering, Holt & Co. Securities, Inc.	90,000
BBVA Securities Inc.	45,000
CIBC World Markets Corp.	45,000
Comerica Securities, Inc.	45,000
Northland Securities, Inc.	45,000
PNC Capital Markets LLC	45,000

Total	9,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the common units in the offering if any are purchased, other than those units covered by the option described below.

We have granted the underwriters a 30-day option to purchase up to an aggregate of 1,080,000 additional common units at the offering price set forth on the cover of this prospectus supplement.

The underwriters have advised us that they initially propose to offer the common units to the public at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such offering price less a selling concession not in excess of $0.5492 per common unit. After the initial offering, the public offering price, concession or any other term of the offering may be changed. The following table summarizes the compensation and estimated expenses that we will pay:

	Per Common Unit	Without Exercise	With Exercise
Public offering price	$31.25	$281,250,000	$315,000,000
Underwriting discount	$0.9154	$8,238,600	$9,227,232
Proceeds, before expenses, to us	$30.3346	$273,011,400	$305,772,768

We estimate that our out-of-pocket expenses for this offering will be approximately $500,000. We have also agreed to reimburse the underwriters for certain of its expenses in an amount up to $20,000 as set forth in the underwriting agreement.

Underwriting (conflicts of interest)

In connection with this offering, we agreed that, subject to certain exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any common units or securities convertible into or exchangeable or exercisable for any common units, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 45 days after the date of this prospectus supplement.

We, our general partner, Diamondback and the directors and executive officers of our general partner have agreed that, for a period of 45 days after the date of this prospectus supplement, we and they will not directly or indirectly, without the prior written consent of the representatives, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any common units, Class B Units (including, without limitation, common units and Class B Units that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and common units and Class B Units that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common units or Class B Units (other than common units issued pursuant to employee benefit plans, qualified option plans or other employee compensation plans existing on the date of this prospectus supplement, any exchange or redemption at any time or from time to time of any and all Class B Units and OpCo Units for common units and any transfer by Diamondback of any and all of its common units, Class B units and OpCo Units to any of its affiliates), or sell or grant options, rights or warrants with respect to any common units or securities convertible into or exchangeable for common units, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of common units or Class B Units, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common units, Class B Units or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any common units, Class B Units or securities convertible, exercisable or exchangeable into common units, Class B Units or any of our other securities (other than any registration statement on Form S-8), or (4) publicly disclose the intention to do any of the foregoing.

These lock-up restrictions are subject to certain specific exceptions, including, in the case of the executive officers and directors of our general partner, (i) transfers of common units as bona fide gifts or other dispositions of units made exclusively between or among members of such holder’s immediate family members or affiliates, including partners or limited liability company members, provided that the recipient of the units agrees to be bound by the same restrictions on transfers or other dispositions, no public filing shall be required or voluntarily made during the term of the lock-up in connection therewith and the representatives are notified of such proposed transfer or disposition at least two business days in advance thereof, and (ii) the sale of up to 75,000 common units per day in the aggregate during the lock-up period.

The representatives, in their sole discretion, may release the common units and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common units and other securities from lock-up agreements, the representatives will consider, among other factors, the holder’s reasons for requesting the release, the number of common units and other securities for which the release is being requested and market conditions at the time.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Underwriting (conflicts of interest)

Our common units are listed on The Nasdaq Global Select Market under the symbol “VNOM.” On July 30, 2018, the closing price of our common units was $32.40.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment hedging, financing and brokerage activities. The underwriters and their affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates in the ordinary course of business for which they have received and would receive customary compensation. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve securities and/or instruments of the issuer. For example, Credit Suisse Securities (USA) LLC is a lender under our revolving credit facility and will receive a portion of the net proceeds from this offering. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Because Wells Fargo Securities, LLC, CIBC World Markets Corp., Comerica Securities, Inc., BBVA Securities Inc. and PNC Capital Markets LLC, or their affiliates, are lenders under our revolving credit facility and each will receive 5% or more of the net proceeds from this offering in the form of the repayment of such existing indebtedness, each is deemed to have a conflict of interest under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our common units. In accordance with FINRA Rule 5121, each applicable underwriter will not confirm sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. See “Use of Proceeds.”

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of common units in excess of the number of common units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of common units over-allotted by the underwriters are not greater than the number of common units that they may purchase in the over-allotment option. In a naked short position, the number of common units involved is greater than the number of common units in the over-allotment option. The underwriters may close out any covered short position by either exercising its over-allotment option and/or purchasing common units in the open market.

•

Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option. If the underwriters sell more common units than could be covered by the over-allotment option, a naked short position, the position

Underwriting (conflicts of interest)

can only be closed out by buying common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the common units originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

•

In passive market making a market maker in the common units who is an underwriter or prospective underwriter may, subject to limitations, make bids for or purchases of our common units until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result the price of our common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus supplement and the accompanying base prospectus in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of common units to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

Selling Restrictions

Hong Kong

The common units may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common units may not be circulated or distributed, nor may the common units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a

Underwriting (conflicts of interest)

relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common units are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, common units, debentures and units of common units and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the common units under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

United Kingdom

This prospectus supplement and the accompanying base prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

European Economic Area

The common units are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the common units or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the common

Underwriting (conflicts of interest)

units or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This Prospectus has been prepared on the basis that any offer of common units in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. This Prospectus is not a prospectus for the purposes of the Prospectus Directive.

Canada

The common units may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common units must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Legal matters

The validity of the common units offered hereby will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP. Certain legal matters with respect to the common units offered hereby will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

Experts

The audited consolidated financial statements incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Information included or incorporated by reference in this prospectus supplement regarding our estimated quantities of oil and gas reserves and the discounted present value of future net cash flows therefrom is based upon estimates of such reserves and present values prepared by Ryder Scott Company, L.P., an independent petroleum engineering firm, as of December 31, 2017, 2016 and 2015. This information is included or incorporated by reference herein in reliance upon the authority of said firm as experts in these matters.

Where you can find more information

We file annual, quarterly and other reports with and furnish other information to the SEC. You may read and copy any document we file with or furnish to the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on its public reference room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. Our website is located at http://www.viperenergy.com, and we make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus supplement, the accompanying base prospectus or the registration statement of which the accompanying base prospectus forms a part. You may also request a copy of these filings at no cost, by writing or telephoning us at the following address: 500 West Texas Avenue, Suite 1200, Midland, Texas 79701; telephone: (432) 221-7430.

The SEC allows us to “incorporate by reference” certain information we file with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying base prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

We incorporate by reference the documents listed below (excluding information deemed to be furnished and not filed with the SEC):

•	Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 7, 2018, as amended by Amendment No. 1 on Form 10-K/A filed on February 16, 2018;

Where you can find more information

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed on May 2, 2018;

•	Current Reports on Form 8-K filed on January 4, 2018, May 15, 2018 and July 26, 2018; and

•

The description of our common units contained in our Registration Statement on Form 8-A filed on June 17, 2014 (File No. 001-36505), and including any other amendments or reports filed for the purpose of updating such description.

In addition, we incorporate by reference in this prospectus supplement and the accompanying base prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information deemed to be furnished and not filed with the SEC), after the date of this prospectus supplement or the accompanying base prospectus and prior to the termination of the offering of the securities offered by this prospectus supplement and the accompanying base prospectus.

Prospectus

Viper Energy Partners LP

Common Units

This prospectus relates to:

•	common units representing limited partner interests in Viper Energy Partners LP to be offered on a primary basis; and

•	up to 56,084,847 common units representing limited partner interests in Viper Energy Partners LP to be offered on a secondary basis by the selling unitholder named in this prospectus.

This prospectus may also be used by other selling unitholders that will be identified in an applicable prospectus supplement in connection with resales, from time to time in one or more offerings, of our common units held by such other selling unitholders as described in the applicable prospectus supplement. See “Plan of Distribution – Sales by Other Selling Unitholders.”

We or the selling unitholders may from time to time, in one or more offerings, offer and sell these securities through ordinary brokerage transactions, directly to market makers or through any other means described in the section of this prospectus entitled “Plan of Distribution,” including through sales to underwriters or dealers (in which case this prospectus will be accompanied by a prospectus supplement listing any underwriters, the compensation to be received by the underwriters, and the total amount of money that we or the selling unitholders will receive in such sale after expenses of the offering are paid).

We or the selling unitholders may elect to sell all, a portion or none of the securities offered hereby. We or the selling unitholders will determine the prices and terms of the sales at the time of each offering made by us or it. We will not receive any of the proceeds from the sale of common units by the selling unitholders pursuant to this prospectus.

This prospectus describes only the general terms of these securities and the general manner in which we or the selling unitholders will offer the securities. The specific terms of any securities we or the selling unitholders offer will be included in a supplement to this prospectus. The prospectus supplement will describe the specific manner in which we or the selling unitholders will offer the securities and also may add, update or change information contained in this prospectus. In making offers and sales pursuant to this prospectus, the selling unitholders are deemed to be acting as an underwriter, and their offers and sales are deemed to be made indirectly on our behalf. For a more detailed discussion of the selling unitholder, please read “Selling Unitholders.”

Our common units are traded on the Nasdaq Global Select Market under the trading symbol “VNOM.”

You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we refer to in the “Where You Can Find More Information” section of this prospectus for information on us and our financial statements.

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the Risk Factors beginning on page 2 of this prospectus and contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 30, 2018.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We and the selling unitholders have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell, nor a solicitation of an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each such document, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus, including any information incorporated by reference herein, is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell, in one or more offerings, common units of Viper Energy Partners LP or the selling unitholder may, from time to time, offer and sell, in one or more offerings, up to 56,084,847 common units of Viper Energy Partners LP. This prospectus may also be used by other selling unitholders that will be identified in an applicable prospectus supplement in connection with resales, from time to time in one or more offerings, of our common units held by such other selling unitholders as described in the applicable prospectus supplement. See “Plan of Distribution – Sales by Other Selling Unitholders.” This prospectus provides you with a general description of us and the securities offered under this prospectus.

Each time we or the selling unitholders sell securities with this prospectus, to the extent required, we will provide you with a prospectus supplement containing specific information about the terms of a particular offering. A prospectus supplement may also add to, update or change information in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus, any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, references in this prospectus to (i) “Viper Energy Partners LP,” “the partnership,” “we,” “our,” “us” or like terms refer collectively to Viper Energy Partners LP and its subsidiaries, (ii) our “general partner” refers to Viper Energy Partners GP LLC, a wholly owned subsidiary of Diamondback Energy, Inc., (iii) “Operating Company” or “OpCo” refers to Viper Energy Partners LLC and (iv) “Diamondback” refers collectively to Diamondback Energy, Inc. and its subsidiaries other than the partnership and its subsidiaries.

i

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, or the Securities Act, that registers the securities covered by this prospectus. The registration statement, including the exhibits attached thereto and incorporated by reference therein, contains additional relevant information about us. In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy documents we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the SEC’s public reference room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (excluding information deemed to be furnished and not filed with the SEC), after the date on which such registration statement was initially filed with the SEC until all offerings under the registration statement of which this prospectus forms a part are completed or terminated:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2018;

•	Current Reports on Form 8-K filed with the SEC on January 4, 2018, May 15, 2018 and July 26, 2018; and

•

the description of our common units in our registration statement on Form 8-A (File No. 001-36505) filed on June 17, 2014, and any subsequent amendment thereto filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

We make available free of charge on or through our website, www.viperenergy.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. We make our website content available for information purposes only. Information contained on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

You may obtain copies of any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this prospectus), at no cost, by visiting our website at www. viperenergy.com, or by writing or calling us at the following address.

Investor Relations

Viper Energy Partners LP

500 West Texas Avenue, Suite 1200

Midland, Texas 79701

(432) 221-7430

ir@viperenergy.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus and the documents incorporated by reference into this prospectus that express a belief, expectation, or intention, or that are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular, the factors discussed in this prospectus and in the documents incorporated by reference herein, including those detailed under “Risk Factors,” could affect our actual results and cause our actual results to differ materially from expectations, estimates or assumptions expressed, forecasted or implied in such forward-looking statements.

Forward-looking statements may include statements about:

•	our ability to execute our business strategies;

•	the volatility of realized oil and natural gas prices;

•	the level of production on our properties;

•	regional supply and demand factors, delays or interruptions of production;

•	our ability to replace our oil and natural gas reserves;

•	our ability to identify, complete and integrate acquisitions of properties or businesses;

•	general economic, business or industry conditions;

•	competition in the oil and natural gas industry;

•	the ability of our operators to obtain capital or financing needed for development and exploration operations;

•	title defects in the properties in which we invest;

•	uncertainties with respect to identified drilling locations and estimates of reserves;

•	the availability or cost of rigs, equipment, raw materials, supplies, oilfield services or personnel;

•	restrictions on the use of water;

•	the availability of transportation facilities;

•	the ability of our operators to comply with applicable governmental laws and regulations and to obtain permits and governmental approvals;

•	federal and state legislative and regulatory initiatives relating to hydraulic fracturing;

•	future operating results;

•	exploration and development drilling prospects, inventories, projects and programs;

•	operating hazards faced by our operators; and

•	the ability of our operators to keep pace with technological advancements.

All forward-looking statements speak only as of the date made. You should not place undue reliance on these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

ABOUT VIPER ENERGY PARTNERS LP

We are a publicly traded Delaware limited partnership formed by Diamondback on February 27, 2014 to, among other things, own, acquire and exploit oil and natural gas properties in North America. Our assets consist primarily of mineral interests underlying oil and natural gas properties principally located in the Permian Basin of West Texas.

We are managed and operated by the board of directors and executive officers of our general partner. Diamondback owns and controls our general partner and, as of July 15, 2018, owned approximately 64% of our outstanding units.

On May 10, 2018, we elected to change our federal income tax status from that of a pass-through entity to that of a taxable entity via a “check the box” election, which we refer to as the Tax Election. In connection with making the Tax Election, we entered into a series of transactions, which we refer to as the Recapitalization Transactions, and which are further described in our Current Report on Form 8-K filed with the SEC on May 15, 2018, which is incorporated by reference herein.

Our principal executive offices are located at 500 West Texas Avenue, Suite 1200, Midland, Texas 79701, and our telephone number is (432) 221-7400. Our website is located at www.viperenergy.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on, or connected to, our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider the risk factors below, as well as those included in our most recent Annual Report on Form 10-K (except as described therein under “Risks Related to Recently Enacted U.S. Tax Legislation and Tax Risks to Common Unitholders”), Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are incorporated herein by reference and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference herein or therein. Due to the change in our federal income tax status, the risks described under “Risks Related to Recently Enacted U.S. Tax Legislation and Tax Risks to Common Unitholders” in our Annual Report on Form 10-K are no longer applicable to an investment in our common units.

If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Inherent in an Investment in Us

Diamondback owns and controls our general partner, which has sole responsibility for conducting our business and managing our operations. Our general partner and its affiliates, including Diamondback, have conflicts of interest with us and limited duties, and they may favor their own interests to the detriment of us and our unitholders.

Diamondback owns and controls our general partner and appoints all of the directors of our general partner. All of the executive officers and certain of the directors of our general partner are also officers and/or directors of Diamondback. Although our general partner has a duty to manage us in a manner that it believes is not adverse to our interest, the executive officers and directors of our general partner have a fiduciary duty to manage our general partner in a manner beneficial to Diamondback. Therefore, conflicts of interest may arise between Diamondback or any of its affiliates, including our general partner, on the one hand, and us or any of our unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of its affiliates over the interests of our common unitholders. These conflicts include the following situations, among others:

•	Our general partner is allowed to take into account the interests of parties other than us, such as Diamondback, in exercising certain rights under our partnership agreement.

•	Neither our partnership agreement nor any other agreement requires Diamondback to pursue a business strategy that favors us.

•	Our partnership agreement replaces the fiduciary duties that would otherwise be owed by our general partner with contractual standards governing its duties, limits our general partner’s liabilities and restricts the remedies available to our unitholders for actions that, without such limitations, might constitute breaches of fiduciary duty.

•	Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

•	Our general partner determines the amount and timing of asset purchases and sales, borrowings, issuances of additional partnership securities and the level of cash reserves, each of which can affect the amount of cash that is distributed to our unitholders.

•	Our general partner determines which costs incurred by it and its affiliates are reimbursable by us.

•	Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with its affiliates on our behalf.

•	Our general partner intends to limit its liability regarding our contractual and other obligations.

•	Our general partner may exercise its right to call and purchase units if it and its affiliates own more than 80% of the units.

•	Our general partner controls the enforcement of obligations that it and its affiliates owe to us.

•	Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

In addition, Diamondback or its affiliates may compete with us.

The board of directors of our general partner has adopted a policy pursuant to which the Operating Company will distribute all of the available cash it generates each quarter and we, in turn, will distribute all of the available cash we receive from the Operating Company to our common unitholders. This policy could limit our ability to grow and make acquisitions.

As a result of our cash distribution policy, we have limited cash available to reinvest in our business or to fund acquisitions, and we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and growth capital expenditures. As such, to the extent we are unable to finance growth externally, our distribution policy will significantly impair our ability to grow.

To the extent we issue additional units in connection with any acquisitions or growth capital expenditures or as in-kind distributions, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, would reduce the available cash that we have to distribute to our unitholders. Further, following the Tax Election on May 10, 2018, available cash for each quarter will also be reduced for cash needed for income taxes payable by us, if any.

Neither we nor our general partner have any employees, and we rely solely on the employees of Diamondback to manage our business. The management team of Diamondback, which includes the individuals who manage us, also perform similar services for Diamondback and own and operate Diamondback’s assets, and thus are not solely focused on our business.

Neither we nor our general partner have any employees and we rely solely on Diamondback to operate our assets and perform other management, administrative and operating services for us and our general partner. Diamondback provides similar activities with respect to its own assets and operations. Because Diamondback provides services to us that are similar to those performed for itself, Diamondback may not have sufficient human, technical and other resources to provide those services at a level that Diamondback would be able to provide to us if it were solely focused on our business and operations. Diamondback may make internal decisions on how to allocate its available resources and expertise that may not always be in our best interest compared to Diamondback’s interests. There is no requirement that Diamondback favor us over itself in providing its services. If the employees of Diamondback and their affiliates do not devote sufficient attention to the management and operation of our business, our financial results may suffer and our ability to make distributions to our unitholders may be reduced.

Our partnership agreement replaces our general partner’s fiduciary duties to our unitholders.

Our partnership agreement contains provisions that eliminate and replace the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner, or otherwise free of fiduciary duties to us and our unitholders. This entitles our general partner to consider only the interests and factors that it desires and relieves it of any duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

•	how to allocate business opportunities among us and its affiliates;

•	whether to exercise its call right;

•	how to exercise its voting rights with respect to the units it owns;

•	whether to exercise its registration rights; and

•	whether or not to consent to any merger or consolidation of the partnership or any amendment to the partnership agreement.

By purchasing a common unit, a unitholder is treated as having consented to the provisions in the partnership agreement, including the provisions discussed above.

Our partnership agreement restricts the remedies available to holders of our units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that restrict the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our partnership agreement provides that:

•	whenever our general partner makes a determination or takes, or declines to take, any other action in its capacity as our general partner, our general partner is generally required to make such determination, or take or decline to take such other action, in good faith, and will not be subject to any higher standard imposed by our partnership agreement, Delaware law, or any other law, rule or regulation, or at equity;

•	our general partner and its executive officers and directors will not be liable for monetary damages or otherwise to us or our limited partners resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of conduct in which our general partner or its executive officers or directors engaged in bad faith, willful misconduct or fraud or, with respect to any criminal conduct, with knowledge that such conduct was unlawful; and

•	our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our limited partners if a transaction, even a transaction with an affiliate or the resolution of a conflict of interest, is:

•	approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval; or

•	approved by the vote of a majority of the outstanding units, excluding any units owned by our general partner and its affiliates.

In connection with a situation involving a transaction with an affiliate or a conflict of interest, other than one where our general partner is permitted to act in its sole discretion, any determination by our general partner must be made in good faith. If an affiliate transaction or the resolution of a conflict of interest is not approved by our unitholders or the conflicts committee then it will be presumed that, in making its decision, taking any action or failing to act, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

Diamondback and other affiliates of our general partner may compete with us.

Our partnership agreement provides that our general partner is restricted from engaging in any business activities other than acting as our general partner, engaging in activities incidental to its ownership interest in us and providing management, advisory and administrative services to its affiliates or to other persons. However, affiliates of our general partner, including Diamondback, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. In addition, Diamondback may compete with us for investment opportunities and may own an interest in entities that compete with us. Further, Diamondback and its affiliates, may acquire, develop or dispose of additional oil and natural gas properties or other assets in the future, without any obligation to offer us the opportunity to purchase or develop any of those assets.

Diamondback is an established participant in the oil and natural gas industry and has resources greater than ours, which factors may make it more difficult for us to compete with Diamondback with respect to commercial activities as well as for potential acquisitions. As a result, competition from Diamondback and its affiliates could adversely impact our results of operations and cash available for distribution to our common unitholders.

Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including its executive officers and directors, and Diamondback. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our general partner and result in less than favorable treatment of us and our unitholders.

Holders of our units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders have no right on an annual or ongoing basis to elect our general partner or its board of directors. The board of directors of our general partner, including the independent directors, is chosen entirely by Diamondback, as a result of it owning our general partner, and not by our unitholders. Unlike publicly traded corporations, we do not conduct annual meetings of our unitholders to elect directors or conduct other matters routinely conducted at annual meetings of stockholders of corporations. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Even if holders of our units are dissatisfied, they cannot initially remove our general partner without its consent.

If our unitholders are dissatisfied with the performance of our general partner, they have limited ability to remove our general partner. Unitholders will be unable to remove our general partner without its consent because affiliates of our general partner own sufficient units to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding units, voting as a single class, is required to remove our general partner. As of July 15, 2018, Diamondback owned approximately 64% of our outstanding units.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our units (other than our general partner and its affiliates and permitted transferees).

Our partnership agreement restricts unitholders’ voting rights by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, may not vote on any matter. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the ability of our unitholders to influence the manner or direction of management.

Cost reimbursements due to our general partner and its affiliates for services provided to us or on our behalf will reduce cash available for distribution to our common unitholders. There is no limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. The amount and timing of such reimbursements will be determined by our general partner.

Prior to making any distribution to its unitholders, including us, the Operating Company will reimburse our general partner and its affiliates for all expenses they incur and payments they make on our behalf. There is no limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner will determine the expenses that are allocable to us. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of cash available for distribution from the Operating Company to us and from us to our common unitholders.

At the time of our initial public offering, or the IPO, we and our general partner entered into an advisory services agreement with Wexford Capital LP, or Wexford Capital, pursuant to which Wexford Capital agreed to provide general finance and advisory services. Any fee paid would reduce the amount of cash available for distribution from the Operating Company to us and from us to our common unitholders. We paid no amounts to Wexford Capital under the advisory services agreement during 2016 and 2017. In addition, we have entered into a tax sharing agreement with Diamondback pursuant to which we are required to reimburse Diamondback for our share of state and local income and other taxes borne by Diamondback as a result of our results being included in a combined or consolidated tax return filed by Diamondback with respect to taxable periods including or beginning on the closing date of our IPO. No amounts have been paid to Diamondback under the tax sharing agreement.

Our general partner interest or the control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party without the consent of our unitholders. Furthermore, our partnership agreement does not restrict the ability of the owner of our general partner to transfer its membership interests in our general partner to a third party. After any such transfer, the new member or members of our general partner would then be in a position to replace the board of directors and executive officers of our general partner with its own designees and thereby exert significant control over the decisions taken by the board of directors and executive officers of our general partner. This effectively permits a “change of control” without the vote or consent of the unitholders.

Common unitholders may have liability to repay distributions and in certain circumstances may be personally liable for the obligations of the partnership.

Under certain circumstances, common unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, we may not make a distribution to our common unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

A limited partner that participates in the control of our business within the meaning of the Delaware Act may be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner.

Our general partner has a call right that may require unitholders to sell their common units at an undesirable time or price.

If at any time our general partner and its affiliates (including Diamondback) own more than 80% of the units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price equal to the greater of (1) the average of the daily closing price of the common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our general partner or any of its affiliates for common units during the 90-day period preceding the date such notice is first mailed. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return or a negative return on their investment. Unitholders may also incur a tax liability upon a sale of their units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from causing us to issue additional common units and then exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Exchange Act. The common units and Class B Units are considered limited partner interests of a single class for these provisions. As of July 15, 2018, Diamondback owned approximately 64% of our outstanding units.

We may issue additional common units and other equity interests without unitholder approval, which would dilute existing unitholder ownership interests.

Under our partnership agreement, we are authorized to issue an unlimited number of additional interests, including common units, without a vote of the unitholders. The issuance by us of additional common units or other equity interests of equal or senior rank will have the following effects:

•	the proportionate ownership interest of unitholders in us immediately prior to the issuance will decrease;

•	the amount of cash distributions on each common unit may decrease;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

There are no limitations in our partnership agreement on our ability to issue units ranking senior to the common units.

In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that are senior to the common units in right of distribution, liquidation and voting. The issuance by us of units of senior rank may (i) reduce or eliminate the amount of cash available for distribution to our common unitholders; (ii) diminish the relative voting strength of the total common units outstanding as a class; or (iii) subordinate the claims of the common unitholders to our assets in the event of our liquidation.

The market price of our common units could be adversely affected by sales of substantial amounts of our common units in the public or private markets.

As of July 15, 2018, we had 113,889,277 units outstanding, consisting of 41,470,777 common units and 72,418,500 Class B Units. All of the Class B Units are owned by Diamondback and Class B Units must be redeemed (together with an equal number of units of the Operating Company, or OpCo Units) for common units prior to their sale to any person or entity not affiliated with Diamondback. Sales by holders of a substantial number of our common units in the public markets, or the perception that such sales might occur, could have a material adverse effect on the price of our common units or could impair our ability to obtain capital through an offering of equity securities. In addition, we have provided registration rights to Diamondback. Pursuant to these registration rights, we have agreed to register, under the Securities Act, all of the common units owned by Diamondback and its assignees for resale (including common units issuable in respect of the Class B Units and OpCo Units). Under our partnership agreement, our general partner and its affiliates have registration rights relating to the offer and sale of any common units that they hold.

For as long as we are an emerging growth company, we will not be required to comply with certain disclosure requirements, including those relating to accounting standards and disclosure about our executive compensation and internal control auditing requirements that apply to other public companies.

We are classified as an “emerging growth company” under Section 2(a)(19) of the Securities Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, (2) comply with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) comply with any new audit rules adopted by the Public Company Accounting Oversight Board after April 5, 2012 unless the SEC determines otherwise or (4) provide certain disclosures regarding executive compensation required of larger public companies.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential unitholders could lose confidence in our financial reporting, which would harm our business and the trading price of our units.

Diamondback is a publicly traded corporation and has developed a system of internal controls for compliance with public reporting requirements. Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a publicly traded partnership. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We cannot be certain that our efforts to maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002. For example, Section 404 requires us, among other things, to annually review and report on, and our independent registered public accounting firm to attest to, the effectiveness of our internal controls over financial reporting. Any failure to maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our common units.

Nasdaq does not require a publicly traded partnership like us to comply with certain of its corporate governance requirements.

Our common units are listed on the Nasdaq Global Select Market. Because we are a publicly traded partnership, Nasdaq does not require us to have a majority of independent directors on our general partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders do not have the same protections afforded to stockholders of certain corporations that are subject to all of Nasdaq’s corporate governance requirements.

Our partnership agreement includes exclusive forum, venue and jurisdiction provisions. By purchasing a common unit, a limited partner is irrevocably consenting to these provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of Delaware courts. Our partnership agreement also provides that any unitholder bringing an unsuccessful action will be obligated to reimburse us for any costs we have incurred in connection with such unsuccessful action.

Our partnership agreement is governed by Delaware law. Our partnership agreement includes exclusive forum, venue and jurisdiction provisions designating Delaware courts as the exclusive venue for most claims, suits, actions and proceedings involving us or our officers, directors and employees. In addition, if any person brings any of the aforementioned claims, suits, actions or proceedings and such person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then such person shall be obligated to reimburse us and our affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of Delaware courts. If a dispute were to arise between a limited partner and us or our officers, directors or employees, the limited partner may be required to pursue its legal remedies in Delaware which may be an inconvenient or distant location and which is considered to be a more corporate-friendly environment. These provisions may have the effect of discouraging lawsuits against us and our general partner’s directors and officers.

Our general partner may amend our partnership agreement, as it determines necessary or advisable, to permit the general partner to redeem the units of certain unitholders.

Our general partner may amend our partnership agreement, as it determines necessary or advisable, to obtain proof of the U.S. federal income tax status and/or the nationality, citizenship or other related status of our limited partners (and their owners, to the extent relevant) and to permit our general partner to redeem the units held by any person (i) whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates chargeable to our customers, (ii) whose nationality, citizenship or related status creates substantial risk of cancellation or forfeiture of any of our property and/or (iii) who fails to comply with the procedures established to obtain such proof. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

We are treated as a corporation for U.S. federal income tax purposes and our cash available for distribution to our unitholders may be substantially reduced.

We are a Delaware limited partnership and, prior to May 10, 2018, we were treated as a pass-through entity for federal income tax purposes. On May 10, 2018, we elected to be treated as a corporation for U.S. federal income tax purposes. As a result, we are now subject to tax as a corporation at the corporate tax rate of 21%. Distributions on our common units will be treated as distributions on corporate stock for U.S. federal income tax purposes, and taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits). While we do not expect to have any taxable income in the next four years due to an agreement between Diamondback and us to specially allocate to Diamondback priority allocations of $300 million of the Operating Company’s income and gains over losses and deductions (but before depletion), there’s no guarantee that we will not have any taxable income as a result of our equity interests in the Operating Company. Because an entity-level tax is imposed on us due to our status as a corporation for U.S. federal income tax purposes, our distributable cash flow may be substantially reduced by our tax liabilities.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we will contribute the net proceeds from any sale of common units by us to the Operating Company in exchange for an equivalent number of OpCo Units. The Operating Company intends to use the net proceeds for general company purposes, which may include repayment of indebtedness, future acquisitions, other capital expenditures and additions to working capital.

Any specific allocation by the Operating Company of the net proceeds of an offering of common units to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

We will not receive any of the proceeds from the sale of common units by the selling unitholder identified in this prospectus and, unless otherwise indicated in an applicable prospectus supplement, we will not receive any of the proceeds from the sale of common units by any other selling unitholders that may, in the future, be identified in an applicable prospectus supplement.

DESCRIPTION OF THE UNITS

Common Units and Class B Units

Our common units and Class B Units represent limited partner interests in us. The holders of our common units and Class B Units are entitled to exercise the rights and privileges provided to limited partners under our partnership agreement, but only holders of our common units are entitled to participate in partnership distributions (except to the extent of the cash preferred distributions equal to 8% per annum payable quarterly on the $2.0 million in aggregate capital contributions made to us by Diamondback and our general partner pursuant to the Recapitalization Agreement entered into in connection with the Recapitalization Transaction, which we refer to as the Recapitalization Agreement).

For a description of the relative rights and privileges of holders of our common units to partnership distributions, please read “How We Make Distributions on Our Limited Partnership Interests.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.” As of July 15, 2018, 41,470,777 common units were outstanding and 72,418,500 Class B Units were outstanding.

Transfer Agent and Registrar

Computershare Trust Company, N.A. serves as registrar and transfer agent for the common units and Class B Units. We pay all fees charged by the transfer agent for transfers of common units and Class B Units, except the following, which must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit or Class B Unit; and

•	other similar fees or charges.

There is no charge to our common unitholders for disbursements of our quarterly cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units and Class B Units

By transfer of our units in accordance with our partnership agreement, each transferee of our common units and Class B Units shall be admitted as a limited partner with respect to the class of units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements entered into in connection with our formation.

Notwithstanding the foregoing, Class B Units, together with an equal number of OpCo Units, can only be transferred to affiliates of Diamondback.

A transferee will become a substituted limited partner of our partnership for the transferred units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records from time to time as necessary to accurately reflect the transfers.

We may, at our discretion, treat the nominee holder of a common unit or Class B Unit, as applicable, as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units and Class B Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units or Class B Units.

Until a common unit or Class B Unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Listing

Our common units are listed on the Nasdaq Global Select Market under the symbol “VNOM.” Our Class B Units are not, and will not be, listed on any securities exchange.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. Our partnership agreement is an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference into this prospectus. We will provide investors and prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Our Cash Distribution Policy and Restrictions on Our Distributions;” and

•	with regard to the transfer of common units, please read “Description of the Units—Transfer of Common Units and Class B Units.”

Organization and Duration

We were organized in February 2014 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of acquiring and exploiting oil and natural gas properties, our general partner may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that call for the approval of a “unit majority” require the approval of a majority of the outstanding common units and the Class B Units, voting together as a single class.

Diamondback has the ability to ensure passage of, as well as the ability to ensure the defeat of, any amendment which requires a unit majority by virtue of its approximately 64% ownership of our units as of July 15, 2018.

In voting their common units or Class B Units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners. The holders of a majority of the common units and Class B Units (including common units or Class B Units deemed owned by our general partner) represented in person or by proxy shall constitute a quorum at a meeting of such unitholders, unless any such action requires approval by holders of a greater percentage of such units in which case the quorum shall be such greater percentage.

The following is a summary of the vote requirements specified for certain matters under our partnership agreement.

Issuance of additional units	No approval right.
Amendment of the partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”
Dissolution of our partnership Unit majority.	Please read “—Dissolution.”
Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”
Withdrawal of our general partner

Under most circumstances, the approval of a unit majority, excluding units held by our general partner and its affiliates, if any, is required for the withdrawal of our general partner prior to June 30, 2024 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner	Not less than 66 2/3% of the outstanding units, including units held by our general partner and its affiliates. Please read “—Withdrawal or Removal of Our General Partner.”
Transfer of our general partner interest	No approval right. Please read “—Transfer of General Partner Interest.”
Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Class B Units

Diamondback holds the same number of Class B Units and OpCo Units. Each Class B Unit is entitled to one vote on matters that are submitted to our holders of Class B Units for a vote. If at any time Diamondback or any other record holder of one or more Class B Units does not hold an equal number of Class B Units and OpCo Units, we will issue additional Class B Units to such holder or cancel Class B Units held by such holder, as applicable, such that the number of Class B Units held by such holder is equal to the number of OpCo Units held by such holder. Our common units and the Class B Units are treated as a single class on all matters submitted for a vote of our unitholders. Additional limited partner interests having special voting rights could also be issued. Please read “—Issuance of Additional Partnership Interests” below.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•	asserting a claim arising pursuant to any provision of the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims and irrevocably waives the right to trial by jury.

If any person brings any of the aforementioned claims, suits, actions or proceedings and such person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then such person shall be obligated to reimburse us and our affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding.

By purchasing a unit, a holder of units is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and otherwise acts in conformity with the provisions of the partnership agreement, such limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital such limited partner is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

We may have subsidiaries that conduct business in other states or countries in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders. However, subject to certain limited exceptions, we will not issue any additional common units unless we contribute the net cash proceeds or other consideration received from the issuance of such additional common units to the Operating Company in exchange for an equivalent number of OpCo Units.

It is likely that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

Our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. The common unitholders do not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner has no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in a manner not adverse to us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates).

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect the limited partners (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners, and is not permitted to be adopted by our general partner without limited partner approval, will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any such amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any such amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding common units and Class B Units, voting together as a single class, constitute not less than the voting requirement sought to be reduced. Any such amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner has no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability under Delaware law of any limited partner.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as set forth in our partnership agreement. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2024 without obtaining the approval of the holders of at least a majority of the outstanding units, excluding units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability. On or after June 30, 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a unit majority. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal. An affiliate of our general partner owns approximately 64% of our outstanding units.

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph. In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of any unitholder. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

At any time, the owner of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third party without the approval of our unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Viper Energy Partners GP LLC as our general partner or from otherwise changing our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read “—Meetings; Voting.”

Limited Call Right

Our partnership agreement provides that at any time our general partner and its affiliates own more than 97% of the limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice; provided, however, our general partner and its affiliates (including Diamondback) reduce their ownership to below 75% of the outstanding units, the ownership threshold to exercise the call right will be permanently reduced to 80%. The ownership of our general partner and its affiliates (including Diamondback) is currently less than 75% of the outstanding units. Accordingly, the ownership threshold to exercise the call right has been permanently reduced to 80%. The common units and Class B Units are considered limited partner interests of a single class for these provisions. The purchase price in the event of this purchase is the greater of:

•	the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date that is three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have its limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of its common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Sale, Exchange, Certain Redemptions, or Other Taxable Disposition” and “Material U.S. Federal Income Tax Consequences—Consequences to Non-U.S. Holders—Gain on Disposition of Common Units.”

Non-Taxpaying Holders; Redemption

To avoid any adverse effect on our ability to operate our assets or generate revenues from our assets, our partnership agreement provides our general partner the power to amend our partnership agreement. If our general partner, with the advice of counsel, determines that the tax status (or lack of proof thereof) of one or more of our limited partners (or their owners, to the extent relevant), has, or is reasonably likely to have, a material adverse effect on our ability to operate our assets or generate revenues from our assets, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the federal income tax status of our limited partners (and their owners, to the extent relevant); and

•	permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on our ability to operate our assets or generate revenues from our assets or who fails to comply with the procedures instituted by our general partner to obtain proof of such person’s federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner (or its owners, to the extent relevant), then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our limited partners (or their owners, to the extent relevant); and

•	permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed.

Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. Our general partner may postpone any meeting of unitholders one or more times for any reason by giving notice to the unitholders entitled to vote at such meeting. Our general partner may also adjourn any meeting of unitholders one or more times for any reason, including the absence of a quorum, without a vote of the unitholders.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Partnership Interests.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Any notice, demand, request, report or proxy material required or permitted to be given or made to record unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of units in accordance with our partnership agreement, each transferee of units shall be admitted as a limited partner with respect to the units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” the units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•	any person who is or was serving as a manager, managing member, general partners, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine the expenses that are allocable to us.

We and our general partner have entered into an advisory services agreement with Wexford Capital pursuant to which Wexford Capital provides general finance and advisory services in exchange for a fee and certain expense reimbursement.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our units, within 105 days after the close of each fiscal year (or such shorter period as required by the SEC), an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter (or such shorter period as required by the SEC). We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website that we maintain.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed; and

•	such other information regarding our affairs as our general partner determines is just and reasonable.

Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Our partnership agreement limits the rights to information that a limited partner would otherwise have under Delaware law.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units proposed to be sold by our general partner or any of its affiliates (including common units issued upon conversion of Class B Units) or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

Conflicts of Interest and Fiduciary Duties

The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and the partnership. Our partnership agreement contains provisions that eliminate and replace the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. Our partnership agreement also specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law.

When our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith,” meaning it must not act in a manner that it believes is adverse to our interest. This duty to act in good faith is the default standard set forth under our partnership agreement and our general partner will not be subject to any higher standard.

Our partnership agreement specifies decisions that our general partner may make in its individual capacity, and permits our general partner to make these decisions free of any contractual or other duty to us or our unitholders. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation or amendment of the partnership agreement.

When the directors and officers of our general partner cause our general partner to manage and operate our business, the directors and officers must cause our general partner to act in a manner consistent with our general partner’s applicable duties. However, the directors and officers of our general partner have fiduciary duties to manage our general partner, including when it is acting in its capacity as our general partner, in a manner beneficial to Diamondback.

Conflicts may arise as a result of the duties of our general partner and its directors and officers to act for the benefit of its owners, which may conflict with our interests and the interests of our public unitholders. Where the directors and officers of our general partner are causing our general partner to act in its capacity as our general partner, the directors and officers must cause the general partner to act in good faith, meaning they cannot cause the general partner to take an action that they believe is adverse to our interest. However, where a decision by our general partner in its capacity as our general partner is not clearly not adverse to our interest, the directors of our general partner may determine to submit the determination to the conflicts committee for review or to seek approval by the unitholders, as described below.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its directors, executive officers and owners (including Diamondback), on the one hand, and us and our limited partners, on the other hand.

Whenever a conflict arises between our general partner or its owners, on the one hand, and us or our limited partners, on the other hand, the resolution, course of action or transaction in respect of such conflict of interest shall be conclusively deemed approved by us and all our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action or transaction in respect of such conflict of interest is:

•	approved by the conflicts committee of our general partner; or

•	approved by the holders of a majority of the outstanding units, excluding any such units owned by our general partner or any of its affiliates.

Our general partner may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of its board of directors or from the holders of a majority of the outstanding units as described above. If our general partner does not seek approval from the conflicts committee or from holders of units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. Under our partnership agreement, all determinations, other actions or failures to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be presumed to be “in good faith,” and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith.

Conflicts of interest could arise in the situations described below, among others:

Actions taken by our general partner may affect the amount of cash available from the Operating Company to pay distributions to us and from us to pay distributions to common unitholders.

The amount of cash that is available from the Operating Company for distribution to us and from us to pay distributions to common unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	entry into and repayment of current and future indebtedness;

•	issuance of additional units; and

•	the creation, reduction or increase of reserves.

Our partnership agreement permits us to borrow funds to make a distribution, and further provides that we and our subsidiaries may borrow funds from our general partner and its affiliates.

The directors and executive officers of our general partner who are also officers and directors of Diamondback have a fiduciary duty to make decisions in the best interests of the owners of Diamondback, which may be contrary to our interests.

The executive officers and certain directors of our general partner are also officers and directors of Diamondback. These officers and directors have fiduciary duties to Diamondback that may cause them to pursue business strategies that disproportionately benefit Diamondback or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as Diamondback, in exercising certain rights under our partnership agreement.

Our partnership agreement contains provisions that replace the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership or amendment of the partnership agreement.

Our partnership agreement restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that have the effect of restricting the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

•	our general partner will not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it did not believe that the decision was adverse to the interests of the partnership;

•	our general partner and its officers and directors will not be liable for monetary damages or otherwise to us or our limited partners for any losses sustained or liabilities incurred as a result of the general partner’s, officer’s or director’s determinations, acts or omissions in their capacities as general partner, officers or directors, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of the conduct of our general partner or such officer or director engaged by it in bad faith, willful misconduct or fraud or, with respect to any criminal conduct, with knowledge that such conduct was unlawful; and

•	in resolving conflicts of interest, it will be presumed that in making its decision our general partner, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith.

By purchasing a unit, a unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read “—Fiduciary Duties.”

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the common unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm’s length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our general partner will determine, in good faith, the terms of any of such future transactions.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, necessary or appropriate to conduct our business including, but not limited to, the following actions:

•	expending, lending, or borrowing money, assuming, guaranteeing, or otherwise contracting for, indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our securities, and incurring any other obligations;

•	preparing and transmitting tax, regulatory and other filings, periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	acquiring, disposing, mortgaging, pledging, encumbering, hypothecating, or exchanging our assets or merging or otherwise combining us with or into another person;

•	negotiating, executing and performing contracts, conveyance or other instruments;

•	distributing cash;

•	selecting or dismissing employees and agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

•	maintaining insurance for our benefit;

•	forming, acquiring an interest in, and contributing property and loaning money to, any further limited partnerships, joint ventures, corporations, limited liability companies or other entities;

•	controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating, and incurring legal expense and settling claims and litigation;

•	indemnifying any person against liabilities and contingencies to the extent permitted by law;

•	purchasing, selling or otherwise acquiring or disposing of our partnership interests, or issuing additional options, rights, warrants, appreciation rights, phantom or tracking interests relating to our partnership interests; and

•	entering into agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Please read “—Meetings; Voting” for information regarding the voting rights of unitholders.

Our general partner determines which of the costs it incurs on our behalf are reimbursable by us.

We reimburse our general partner and its affiliates for the costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. Our partnership agreement provides that our general partner will determine such other expenses that are allocable to us, and neither the partnership agreement nor the advisory services agreement limits the amount of expenses for which our general partner and its affiliates may be reimbursed.

Units are subject to our general partner’s call right.

If at any time our general partner and its affiliates (including Diamondback) own more than 80% of the units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the units held by unaffiliated persons at the market price calculated in accordance with the terms of our partnership agreement. As a result, you may be required to sell your units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a unitholder may have his units purchased from him at an undesirable time or price. The common units and Class B Units will be considered limited partner interests of a single class for these provisions. Please read “—Limited Call Right.”

We may choose to not retain separate counsel for ourselves or for the holders of units.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee of the board of directors of our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the conflict committee in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of units, on the other, depending on the nature of the conflict, although we may choose not to do so.

Our general partner’s affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner is restricted from engaging in any business activities other than acting as our general partner, engaging in activities incidental to its ownership interest in us and providing management, advisory, and administrative services to its affiliates or to other persons. However, affiliates of our general partner, including Diamondback and Wexford Capital, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us. In addition, Diamondback and Wexford Capital may compete with us for investment opportunities and may own an interest in entities that compete with us. Pursuant to the terms of our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our general partner or any of its affiliates, including its executive officers and directors and Diamondback and Wexford Capital. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any limited partner for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us.

Fiduciary Duties

Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership.

Our partnership agreement contains various provisions eliminating the fiduciary duties that might otherwise be owed by our general partner and replacing them with contractual standards of conduct. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owner. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. The provisions eliminating and replacing the default fiduciary standards benefit our general partner by enabling it to take into consideration all parties involved in the proposed action. These provisions also strengthen the ability of our general partner to attract and retain experienced and capable directors. These provisions represent a detriment to our public unitholders because they restrict the remedies available to our public unitholders for actions that, without those provisions, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests. The following is a summary of:

•	the default fiduciary duties under by the Delaware Act;

•	the standards contained in our partnership agreement that replace the default fiduciary duties; and

•	certain rights and remedies of limited partners contained in the Delaware Act.

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith,” meaning that it believed its actions or omissions were not adverse to the interests of the partnership, and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These contractual standards replace the obligations to which our general partner would otherwise be held. If our general partner does not obtain approval from the conflicts committee of the board of directors of our general partner or our unitholders, excluding any such units owned by our general partner or its affiliates, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, its board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. These standards replace the obligations to which our general partner would otherwise be held.

Rights and remedies of limited partners	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards	The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner’s or other person’s good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its reliance on the provisions of our partnership agreement.

By purchasing our units, each unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such losses or liabilities were the result of conduct of our general partner or such officer or director engaged by it in bad faith, willful misconduct or fraud or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “—Indemnification.”

THE OPERATING COMPANY LIMITED LIABILITY COMPANY AGREEMENT

The following is a summary of the material provisions of the limited liability company agreement of the Operating Company. The limited liability company agreement is an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference into this prospectus. We will provide prospective investors with a copy of the limited liability company agreement upon request at no charge.

Since the partnership owns all of the managing member interests of the Operating Company, determinations made by us under the limited liability company agreement will be made by our general partner.

Organization and Duration

The Operating Company was formed in September 2013 and will have a perpetual existence unless terminated under the terms of the limited liability company agreement.

Purpose

The Operating Company’s purpose under the limited liability company agreement is limited to any business activity that is approved by its managing member and that lawfully may be conducted by a limited liability company organized under Delaware law; provided that the managing member shall not cause the Operating Company to take any action that the managing determines would be reasonably likely to cause the Operating Company to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although we have the ability to cause the Operating Company to engage in activities other than the business of acquiring and exploiting oil and natural gas properties, we have no current plans to do so and may decline to do so free of any duty or obligation whatsoever to the Operating Company or the non-managing members, including any duty to act in the best interests of the Operating Company or the non-managing members. We are authorized in general to perform all acts we determine to be necessary or appropriate to carry out the Operating Company’s purposes and to conduct its business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” We are not obligated to make any capital contributions.

Management; Voting Rights

The business, property and affairs of the Operating Company are managed under the sole, absolute and exclusive direction of the managing member, which may from time to time delegate authority to its officers or to others to act on behalf of the Operating Company. No non-managing member, in his or her capacity as such, has the right to participate in or have any control over the business of the Operating Company.

Except as expressly provide in the limited liability company agreement, no non-managing member has the right to vote on any matter involving the Operating Company, including with respect to any merger, consolidation, combination or conversion of the Operating Company, or any other matter that a member might otherwise have the ability to vote or consent with respect to under the Delaware Limited Liability Company Act, or the Delaware LLC Act, at law, in equity or otherwise.

Limited Liability

Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the limited liability company, other than liabilities to members on account of their membership interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the limited liability company. For the purpose of determining the fair value of the assets of a limited liability company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited liability company only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware LLC Act provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the limited liability company for the amount of the distribution for three years.

Applicable Law; Forum, Venue and Jurisdiction

The limited liability company agreement is governed by Delaware law. The limited liability company agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the limited liability company agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the limited liability company agreement or the duties, obligations or liabilities among members or of members to the Operating Company, or the rights or powers of, or restrictions on, the members or the Operating Company);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a duty (including a fiduciary duty) owed by any director, officer or other employee of our general partner or the Operating Company, or owed by the managing member, to the Operating Company or the non-managing members;

•	asserting a claim arising pursuant to any provision of the Delaware LLC Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims and irrevocably waives the right to trial by jury.

If any person brings any of the aforementioned claims, suits, actions or proceedings and such person does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then such person shall be obligated to reimburse the Operating Company and its affiliates for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that the parties may incur in connection with such claim, suit, action or proceeding.

By purchasing an OpCo Unit, a member is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts) in connection with any such claims, suits, actions or proceedings.

Issuance of Additional Membership Interests

The limited liability company agreement authorizes the Operating Company to issue an unlimited number of additional membership interests for the consideration and on the terms and conditions determined by its managing member without the approval of any non-managing member.

At any time when we issue additional common units, we will contribute the net cash proceeds or other consideration received, if any, from the issuance of such common units in exchange for an equivalent number of

OpCo Units. In addition, if we issue common units pursuant to the Exchange Agreement entered into in connection with the Recapitalization Transaction, which we refer to as the Exchange Agreement, or pursuant to a distribution (including any split or combination) of common units to all of the holders of common units, the Operating Company will, if necessary, issue to us an equivalent number of OpCo Units, such that the number of OpCo Units held by us is equal to the number of common units in the partnership outstanding.

In the event that the Operating Company issues OpCo Units to, or cancels OpCo Units held by, any person other than us, we will issue Class B Units to such person or cancel Class B Units held by such person, as applicable, such that the number of Class B Units held by such person is equal to the number of OpCo Units held by such person.

Transfer of OpCo Units

By transfer of OpCo Units in accordance with the limited liability company agreement, each transferee of OpCo Units will be admitted as a member with respect to the OpCo Units transferred when such transfer or admission is reflected in the Operating Company’s register and such member becomes the record holder of the OpCo Units so transferred.

At any time, the non-managing member may exchange OpCo Units held by it (together with an equivalent number of Class B Units) for common units of the partnership pursuant to and in accordance with the Exchange Agreement and our partnership agreement upon a good faith written determination by the Operating Company, based on the most current practically available geological data, that there is sufficient net built-in gains or net built-in losses (or items thereof) attributable to the Operating Company’s assets to make an allocation pursuant to the limited liability company agreement to equalize the members’ capital account equal to its percentage interests. The limited liability company agreement also provides for additional transfer restrictions of OpCo Units.

Distributions and Allocations

The Operating Company will make distributions, if any, to all record holders of OpCo Units, pro rata. Subject to the special allocations discussed below, income or loss will be allocated to all record holders of OpCo Units, pro rata. We and Diamondback agreed to specially allocate to Diamondback a priority allocation of $300 million of the Operating Company’s income and gains over losses and deductions (but before depletion) over the next four taxable years.

Amendment of the Limited Liability Company Agreement

The limited liability company agreement may be amended, supplemented, waived or modified by the written consent of the managing member in its sole discretion without the approval of any other member or person; provided that except as otherwise provided in the limited liability company agreement, no amendment may modify the limited liability of any member, or increase the liabilities or obligations of any member, in each case, without the consent of each such affected member. Any amendment to the limited liability company agreement may be implemented and reflected in a writing executed solely by the managing member, and the non-managing member(s) will be deemed a party to and bound by such amendment.

Dissolution

The Operating Company will continue as a limited liability company until dissolved under the limited liability company agreement. The Operating Company will dissolve upon:

•	our election to dissolve it, if approved by the holders of units representing a unit majority;

•	there being no members, unless the Operating Company is continued without dissolution in accordance with applicable Delaware law; or

•	the entry of a decree of judicial dissolution of the Operating Company pursuant to the provisions of the Delaware Act.

Liquidation and Distribution of Proceeds

Upon the Operating Company’s dissolution, unless it is continued as a new limited liability company, the liquidator authorized to wind up the Operating Company’s affairs will, acting with all of our powers that are necessary or appropriate, liquidate the Operating Company’s assets and apply the proceeds of the liquidation as set forth in the limited partnership agreement. The liquidator may defer liquidation or distribution of the Operating Company’s assets for a reasonable period of time or distribute assets to members in kind if it determines that a sale would be impractical or would cause undue loss to the Operating Company’s members.

Withdrawal or Removal of the Managing Member

We may not be removed as the Operating Company’s managing member unless our general partner is removed as our general partner. If we are removed as the managing member of the Operating Company, we will automatically be removed as the general partner or managing member of each of our subsidiaries of which we are the general partner or managing member.

Indemnification

Under the limited liability company agreement, in most circumstances, the Operating Company will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages or similar events:

•	us;

•	any person who is or was an affiliate of the managing member;

•	any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of the Operating Company, any of the Operating Company’s subsidiaries or any entity set forth in the preceding two bullet points;

•	any person who is or was serving as an officer, director, manager, managing member, general partner, employee, agent, general partner, fiduciary or trustee of another person owing certain duties to OpCo or any of its subsidiaries at our request or the request of any of our affiliates;

•	any person who controls a managing member; and

•	any person designated by us.

Any indemnification under these provisions will only be out of the Operating Company’s assets. The managing member will not be personally liable for the Operating Company’s indemnification obligations, or have any obligation to contribute or lend any monies or property to the Operating Company to enable it to effectuate indemnification.

Books and Reports

We are required to keep appropriate books of the Operating Company’s business at the Operating Company’s principal offices. The Operating Company’s fiscal year ends on December 31 of each year.

CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

Cash Distribution Policy

Our sole source of cash is distributions from the Operating Company, which we control and in which we own a 36% economic interest as of June 30, 2018. The Operating Company will distribute cash to us and to Diamondback from time to time in proportion to our respective economic interests, subject to applicable law and any contractual restrictions.

The board of directors of our general partner has adopted a policy pursuant to which the Operating Company will distribute all of the available cash it generates each quarter to its unitholders (including us), and pursuant to which we in turn will distribute all of the available cash we receive from the Operating Company to our common unitholders. We expect to pay our distributions within 60 days of the end of each quarter. Our available cash, and the available cash of the Operating Company, for each quarter will be determined by the board of directors of our general partner following the end of such quarter. We expect that the Operating Company’s available cash for each quarter will generally equal its Adjusted EBITDA for the quarter, less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors may determine is appropriate, if any, and that our available cash for each quarter will generally equal our Adjusted EBITDA (which will be our proportional share of the available cash distributed by the Operating Company for the quarter), less as a result of the Tax Election, cash needed for the payment of income taxes payable by us, if any, and up to $40,000 in preferred distributions. We do not intend to maintain (or to cause the Operating Company to maintain) excess distribution coverage for the purpose of maintaining stability or growth in our quarterly distribution or otherwise to reserve cash for distributions. Further, it is our intent, subject to market conditions, to finance growth capital externally. The board of directors of our general partner may change the foregoing distribution policy at any time and from time to time. Our partnership agreement does not require us to pay cash distributions on a quarterly or other basis.

Neither we nor the Operating Company expect to retain cash from our operations for replacement capital expenditures primarily due to our expectation that existing development and the discovery of new pay horizons will lead to inclining production and revenues for at least the next several years. Replacement capital expenditures are those expenditures necessary to replace our existing oil and gas reserves or otherwise maintain our asset base over the long term. We expect to seek additional acquisitions of reserves and may cause the Operating Company to restrict distributions to acquire or fund such acquisitions in whole or in part. If we do not cause the Operating Company to retain cash for replacement capital expenditures in amounts necessary to maintain our asset base, eventually our cash available for distribution will decrease. The board of directors of our general partner may in the future decide to withhold replacement capital expenditures from cash available for distribution which may have an adverse impact on the cash available for distribution in the quarter(s) in which any such amounts are withheld. To the extent that we do not withhold replacement capital expenditures in the future, a portion of our future cash available for distribution will represent a return of your capital.

Because our policy is to cause the Operating Company to distribute all available cash it generates each quarter, and then to distribute all available cash we receive from the Operating Company, without reserving cash for future distributions or borrowing to pay distributions during periods of low revenue, our unitholders have direct exposure to fluctuations in the amount of cash generated by our business. Our quarterly cash distributions, if any, will not be stable and will vary from quarter to quarter as a direct result of variations in the performance of our operators and revenue caused by fluctuations in the prices of oil and natural gas. Such variations may be significant.

Holders of Class B Units are not entitled to receive cash distributions except to the extent of the cash preferred distributions equal to 8% per annum payable quarterly on the $1.0 million capital contribution made to us by Diamondback pursuant to the Recapitalization Agreement in connection with the issuance of the Class B Units in the Recapitalization Transaction.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

There is no guarantee that we will make cash distributions to our unitholders. Our cash distribution policy may be changed at any time and is subject to certain restrictions, including the following:

•	Our common unitholders have no contractual or other legal right to receive cash distributions from us on a quarterly or other basis. The board of directors of our general partner has adopted a policy pursuant to which we will cause the Operating Company to distribute to us and Diamondback all of the available cash it generates each quarter, and then we will distribute to our common unitholders each quarter all of the available cash we receive from the Operating Company that quarter, less reserves for income taxes payable by us, in each case as determined quarterly by the board of directors, but it may change this policy at any time.

•	Our cash distribution policy is subject to restrictions on distributions under our credit agreement. Specifically, our credit agreement contains conditions that the Operating Company must satisfy. Should the Operating Company be unable to satisfy these conditions under our credit agreements, the Operating Company would be prohibited from making cash distributions to us notwithstanding our cash distribution policy.

•	Our business performance may be volatile, and our cash flows may be less stable, than the business performance and cash flows of most publicly traded partnerships. As a result, our quarterly cash distributions may be volatile and may vary quarterly and annually.

•	We do not have a minimum quarterly distribution or employ structures intended to maintain or increase quarterly distributions over time.

•	Our general partner has the authority to establish cash reserves for the prudent conduct of our business, and the establishment of, or increase in, those reserves could result in a reduction in cash distributions to our common unitholders. Our partnership agreement does not set a limit on the amount of cash reserves that our general partner may establish. Any decision to establish cash reserves made by our general partner will be binding on our common unitholders.

•	Prior to making any distributions to us and Diamondback, the Operating Company will reimburse our general partner and its affiliates for all direct and indirect expenses they incur on our behalf. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us, but does not limit the amount of expenses for which our general partner and its affiliates may be reimbursed. The reimbursement of expenses and payment of fees, if any, to our general partner and its affiliates will reduce the amount of cash to pay distributions to us, and accordingly by us to our common unitholders.

•	Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•	We may lack sufficient cash to pay distributions to our common unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating or general and administrative expenses, principal and interest payments on our outstanding debt, tax expenses, working capital requirements and anticipated cash needs.

We expect to distribute to our common unitholders on a quarterly basis all available cash we receive from the Operating Company, less reserves for income taxes payable by us, if any. To fund growth, we may need capital in excess of the amounts we may retain in our business. Our growth will depend on our ability and our operators’ ability to raise debt and equity capital from third parties in sufficient amounts and on favorable terms when needed. To the extent efforts to access capital externally are unsuccessful, our ability to grow could be impaired.

HOW WE MAKE DISTRIBUTIONS ON OUR LIMITED PARTNERSHIP INTERESTS

General

Within 60 days after the end of each quarter, we expect to make distributions, as determined by the board of directors of our general partner, to common unitholders of record on the applicable record date. We do not have a legal obligation to pay distributions, and the amount of distributions, if any, declared and paid under our distribution policy is determined by the board of directors of our general partner. See “Cash Distribution Policy and Restrictions on Distributions.”

Method of Distributions

We intend to distribute available cash to our common unitholders, pro rata. Our partnership agreement permits us to borrow to make distributions, but we are not required to borrow to pay quarterly distributions. Accordingly, there is no guarantee that we will pay any distribution on the units in any quarter.

Common Units

As of July 15, 2018, we had 41,470,777 common units outstanding. Each common unit is entitled to receive cash distributions to the extent we distribute available cash. Common units do not accrue arrearages. Our partnership agreement allows us to issue an unlimited number of additional equity interests of equal or senior rank.

Class B Units

As of July 15, 2018, we had 72,418,500 Class B Units outstanding. Holders of Class B Units are only entitled to receive cash preferred distributions equal to 8% per annum payable quarterly on the $1.0 million capital contribution made to us by Diamondback pursuant to the Recapitalization Agreement in connection with the issuance of the Class B Units in the Recapitalization Transaction.

General Partner Interest

Our general partner owns a general partner interest and is only entitled to receive cash preferred distributions equal to 8% per annum payable quarterly on the $1.0 million capital contribution made to us by our general partner pursuant to the Recapitalization Agreement in respect of its general partner interest. However, it may acquire common units and other equity interests (including Class B Units) in the future and will be entitled to receive pro rata distributions in respect of those equity interests to the extent those equity interests are entitled to receive distributions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Prior to May 10, 2018, we were treated as a pass-through entity for federal income tax purposes. On May 10, 2018, we elected to be treated as a corporation for U.S. federal income tax purposes.

The following is a summary of the material U.S. federal income tax consequences related to the purchase, ownership and disposition of our common units on or after our election to be treated as a corporation for U.S. federal income tax purposes by a taxpayer that holds our common units as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation or the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal estate or gift tax laws. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	certain former citizens or long-term residents of the United States;

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons that hold or are deemed to sell our common units under the constructive sale provisions of the Code;

•	persons that acquired our common units through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	real estate investment trusts or regulated investment companies;

•	persons that hold our common units as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•	persons that hold in excess of 5% of our common units.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common units, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners of a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) investing in our common units to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common units by such partnership.

YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON UNITS ARISING UNDER THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Corporate Status

Although we are a Delaware limited partnership, we have elected to be treated as a corporation for U.S. federal income tax purposes effective on May 10, 2018. As a result, we are subject to tax as a corporation and distributions on our common units will be treated as distributions on corporate stock for U.S. federal income tax purposes. No Schedule K-1 will be issued with respect to our common units, but instead holders of our common units will receive a Form 1099 from us with respect to distributions received on our common units.

Consequences to U.S. Holders

The discussion in this section is addressed to holders of our common units who are U.S. holders for U.S. federal income tax purposes. A U.S. holder for purposes of this discussion is a beneficial owner of our common units and who is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) whose administration is subject to the primary supervision of and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election to be treated as a United States person.

Distributions

Distributions with respect to our common units will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of a distribution with respect to our common units exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such common units, which reduces such basis dollar-for-dollar, and thereafter as capital gain from the sale or exchange of such common units. Non-corporate holders that receive distributions on our common units that are treated as dividends for U.S. federal income tax purposes generally will be subject to U.S. federal income tax at a maximum tax rate of 20% on such dividends provided certain holding period requirements are met.

You are encouraged to consult your tax advisor as to the tax consequences of receiving distributions on our common units that do not qualify as dividends for U.S. federal income tax purposes, including, in the case of prospective corporate investors, the inability to claim the corporate dividends received deduction with respect to such distributions.

Sale, Exchange, Certain Redemptions, or Other Taxable Disposition

A U.S. holder generally will recognize capital gain or loss on a sale, exchange, certain redemptions, or other taxable disposition of our common units equal to the difference, if any, between the amount realized upon the disposition of such common units and the U.S. holder’s adjusted tax basis in those common units. A U.S.

holder’s tax basis in the common units generally will be equal to the amount paid for such common units reduced (but not below zero) by distributions received on such common units that are not treated as dividends for U.S. federal income tax purposes. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common units sold or disposed of is more than one year. Long-term capital gains of individuals generally are subject to a reduced U.S. federal income tax rate. The deductibility of net capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS with respect to distributions on our common units and the proceeds from a disposition of our common units. U.S. holders may be subject to backup withholding (at a rate of 24%) on distributions with respect to our common units and on the proceeds of a disposition of our common units unless such U.S. holders furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be creditable against a U.S. holder’s U.S. federal income tax liability, and the U.S. holder may be entitled to a refund, provided the U.S. holder timely furnishes the required information to the IRS. U.S. holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

3.8% Tax on Net Investment Income

Certain U.S. holders that are individuals, trusts or estates will be subject to an additional tax at a rate of 3.8% on certain net investment income, which generally will include dividends received and gain recognized with respect to our common units. For individual U.S. holders, this additional tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals a U.S. holder’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains. U.S. holders are urged to consult their own tax advisors regarding the application of this additional net investment income tax to their particular circumstances.

Consequences to Non-U.S. Holders

The discussion in this section is addressed to holders of our common units who are non-U.S. holders for U.S. federal income tax purposes. For purposes of this discussion, a non-U.S. holder is a beneficial owner of our common units that is an individual, corporation, estate or trust that is not a U.S. holder as defined above.

Distributions

Distributions with respect to our common units will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution treated as a dividend paid to a non-U.S. holder on our common units generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution or such lower rate as may be specified by an applicable income tax treaty. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder’s adjusted tax basis in its common units (but not below zero). The amount of any such distribution in excess of the non-U.S. holder’s adjusted tax basis in its common units will be treated as gain from the sale of such common units and will have the tax consequences described below under “Gain on Disposition of common units.” The rules applicable to distributions by a United States real property holding corporation (a “USRPHC”) to non-U.S. persons that exceed current and accumulated earnings and profits are not clear. As a result, it is possible that U.S. federal income tax at a rate not less than 15% (or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC) may be withheld from distributions received by non-U.S. holders that exceed our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate on distributions, a non-U.S. holder must provide the withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Non-U.S. holders are encouraged to consult their tax advisors regarding the withholding rules applicable to distributions on our common units, the requirement for claiming treaty benefits, and any procedures required to obtain a refund of any overwithheld amounts.

Distributions treated as dividends that are paid to a non-U.S. holder and are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form) certifying eligibility for exemption. If a non-U.S. holder is a corporation, it may also be subject to a “branch profits tax” (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Disposition of Common Units

Subject to the withholding requirements under FATCA (as defined below), a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common units unless:

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our common units constitute a United States real property interest by reason of our status as a USRPHC for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such gain.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common units continue to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common units, more than 5% of our common units will be taxable on gain realized on the disposition of our common units as a result of our status as a USRPHC. If our common units were not regularly traded during the calendar year in which the relevant disposition by a non-U.S. holder occurs, such non-U.S. holder (regardless of the percentage of our common units owned) would be subject to U.S. federal income tax on a taxable disposition of our common units (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition. Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common units.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient’s country of residence.

Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8, provided that the withholding agent does not have actual knowledge, or reason to know, that the beneficial owner is a United States person that is not an exempt recipient.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common units effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the rate of 24%) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common units effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common units effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder, or FATCA, impose a 30% withholding tax on any dividends paid on our common units and on the gross proceeds from a disposition of our common units (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying each direct and indirect substantial United States owner of the entity; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON UNITS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

INVESTMENT IN VIPER ENERGY PARTNERS LP BY EMPLOYEE BENEFIT PLANS

Investment in our common units is generally open to institutions, including pension and other funds subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA. An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, restrictions imposed by Section 4975 of the Internal Revenue Code, and/or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, Similar Laws). For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts or annuities, or IRAs, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts or arrangements. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Plan or the management or disposition of the assets of a Plan, or who renders investment advice to a Plan for a fee or other compensation, is generally considered to be a fiduciary of the Plan, or a “Plan Fiduciary”. Among other things, whether or not subject to ERISA or the Code, a Plan Fiduciary should consider whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a Plan Fiduciary’s duties to the plan including, without limitation:

•	whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws, if applicable;

•	whether the investment provides sufficient liquidity to permit benefit payments to be made as they become due;

•	any requirement that the Plan Fiduciary annually value the assets of the plan;

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws, since there is a high degree of risk in purchasing common units;

•	whether the investment is for the exclusive purpose of providing benefits to participants and their beneficiaries; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

Plans investing in common units have no assurance of a full return of the amount invested. Each Plan Fiduciary must carefully consider the appropriateness of investing the assets of its plan in or common units and, before deciding to invest in our common units, must be satisfied that investment in our common units is prudent for the plan, that the investments of the plan, including its investment in our common units, are diversified so as to minimize the risks of large losses and that an investment in our common units complies with and is authorized by the appropriate governing instrument and is a proper investment for the plan. Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

The U.S. Department of Labor, or DOL, has issued new regulations that redefine the term “fiduciary” and when a party becomes a fiduciary in connection with the provision of “investment advice” in the context of plan investment decisions. The new DOL fiduciary rule provides an exception that excludes from the definition of investment advice, recommendations to independent fiduciaries with financial expertise that are acting on behalf of plans in arm’s length transactions, if certain conditions are met. The independent fiduciary must be a bank, insurance carrier qualified to do business in more than one state, investment adviser registered under the Investment Advisers Act of 1940 or by a state, broker-dealer registered under the Exchange Act, or any other independent fiduciary that holds, or has under management or control, assets of at least $50 million, and: (1) The person making the recommendation must know or reasonably believe that the independent fiduciary of the plan is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (the person may rely on written representations from the plan or independent fiduciary to satisfy this condition); (2) the person must fairly inform the independent fiduciary that the person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transaction and must fairly inform the independent fiduciary of the existence and nature of the person’s financial interests in the transaction; (3) the person must know or reasonably believe that the independent fiduciary of the plan is a fiduciary under ERISA or the Code, or both, with respect to the transaction and is responsible for exercising independent judgment in evaluating the transaction (the person may rely on written representations from the plan or independent fiduciary to satisfy this condition); and (4) the person cannot receive a fee or other compensation directly from the plan, Plan Fiduciary, plan participant or beneficiary, IRA, or IRA owner for the provision of investment advice (as opposed to other services) in connection with the transaction.

Although the current status of the new fiduciary regulations is unsettled, we may require certain representations or assurances from prospective investors subject to ERISA to determine compliance with ERISA provisions and to establish that the prospective ERISA investor is and will remain represented by a fiduciary independent of our general partner, the partnership, the Operating Company, their affiliates, and their respective members, partners, managers, stockholders, officers, directors, and employees, who is capable of evaluating investment risks independently, both in general and with regard to the particular transactions and investment strategies relating to our common units and who will be responsible for exercising independent judgment in evaluating such investment. If the prospective ERISA investor cannot make the representations set forth above, the prospective ERISA investor must immediately contact our general partner and the subscription will not be accepted unless specifically agreed to by our general partner.

Prohibited Transactions.    Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the Plan Fiduciary that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The DOL has issued prohibited transaction class exemptions, or PTCEs that may apply to the acquisition and holding of Interests, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. Because of the foregoing, our common units should not be purchased or held by any plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable similar laws. By its purchase, each prospective investor will be deemed to have represented that either (i) it is not a plan that is subject to the prohibited transaction rules of ERISA or the Code, (ii) it is not an entity whose assets include assets of a plan or (iii) its investment in the Fund will not constitute a non-exempt prohibited transaction under ERISA or the Code.

Plan Assets.    The DOL has adopted regulations that treat the assets of certain pooled investment vehicles as “plan assets” (the “look-through rule”) for purposes of the reporting, disclosure, prohibited transaction and fiduciary responsibility provisions of ERISA and the Code. Section 3(42) of ERISA defines the term “Plan Assets” to mean plan assets as defined by such regulations as the DOL may prescribe. In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws. The term “Benefit Plan Investors” includes any employee benefit plan subject to part 4 of subtitle B of Title I of ERISA (i.e., plans subject to the fiduciary provisions of ERISA), any plan to which the prohibited transaction provisions of Section 4975 of the Code apply (e.g., IRAs and Keogh plans), and any entity whose underlying assets include Plan Assets by reason of a Plan’s investment in such entity (a “Plan Asset Entity”).

The Department of Labor plan assets regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(1)	the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(2)	the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3)	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

We believe that the look through rule will not apply to an investment in our common units and the underlying interests in the partnership will not be considered plan assets, during any period that our common units are publicly offered securities. If the underlying assets of the partnership or the Operating Company are considered assets of Benefit Plan Investors, our general partner, as a fiduciary of the partnership, will be a “party in interest” as defined in ERISA and a “disqualified person” as defined in the Code with respect to the plan. Generally, the fiduciary provisions of ERISA require fiduciaries of a plan to act for the exclusive benefit of the participants and the beneficiaries of the plans whose assets they manage, to employ the care, skill, prudence and diligence that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, to diversify investments so as to minimize the risks of large losses, and to comply with constituent documents of such plans. The Plan Fiduciary of a plan, and not our general partner as an investment manager of only a portion of a plan’s assets, is responsible for the overall diversification of the assets of such plan.

If the underlying assets of the partnership or the Operating Company are considered assets of Benefit Plan Investors under ERISA and a prohibited transaction were to occur, or the acquisition of our common units by a Benefit Plan Investor were to constitute a prohibited transaction, and no exemption were available, then our general partner and any other Plan Fiduciary or “party in interest” that has engaged in the prohibited transaction could be required (i) to restore to the plan any profit realized on the transaction and (ii) to reimburse the plan for any losses suffered by the plan as a result of such investment. In addition, each “disqualified person” (within the meaning of Code section 4975) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year such transaction continues and, unless such transaction were corrected within statutorily required periods, to an additional tax of 100%. Plan Fiduciaries who decide to invest in or common units could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investing in our common units or as co-fiduciaries for actions taken by or on behalf of the partnership, our general partner, or the Operating Company. The DOL also may assess an additional 5% civil penalty on a prohibited transaction and is required to assess a 20% civil penalty on any amount recovered from a Plan Fiduciary or from any other person who knowingly participates in a breach of fiduciary responsibility by a Plan Fiduciary if such amount is recovered pursuant to a settlement with the DOL or ordered by a court. This mandatory 20% civil penalty is reduced by the amount of any other civil penalty or excise tax imposed in connection with a prohibited transaction. For IRAs that invest in our common units, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, could cause the IRA to lose its tax-exempt status.

Furthermore, unless appropriate administrative exemptions were available or were obtained, the partnership would be restricted from acquiring an otherwise desirable investment or from entering into an otherwise favorable transaction, if such acquisition or transaction would constitute a “prohibited transaction.”

The information contained herein and in the other documentation provided to investors in connection with an investment in our common units is intended to satisfy the alternative reporting option for “eligible indirect compensation” on Schedule C of the Form 5500, in addition to the other purposes for which such documents were created. PLAN FIDUCIARIES CONTEMPLATING A PURCHASE OF COMMON UNITS SHOULD CONSULT WITH THEIR OWN COUNSEL REGARDING THE CONSEQUENCES UNDER ERISA, THE INTERNAL REVENUE CODE AND ANY OTHER APPLICABLE SIMILAR LAWS IN LIGHT OF THE SERIOUS PENALTIES IMPOSED ON PERSONS WHO ENGAGE IN PROHIBITED TRANSACTIONS OR OTHER VIOLATIONS.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that Plan Fiduciaries, or other persons considering purchasing our common units on behalf of, or with the assets of, any plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such investment and whether an exemption would be applicable to the purchase and holding of the common units. Acceptance of subscriptions on behalf of Benefit Plan Investors is in no respect a representation by the partnership, our general partner, the Operating Company or any other party that this investment meets all relevant legal requirements with respect to investments by any particular plan. A Plan Fiduciary, by investing in our common units, signifies its informed consent to the risks involved in doing so and to the business terms of the partnership. Moreover, similar laws governing the investment and management of the assets of governmental, certain church or non-U.S. plans may contain fiduciary and prohibited transaction requirements similar to those under ERISA and the Code (as discussed above). Accordingly, fiduciaries of such governmental, church or non-U.S. plans, in consultation with their advisors, should consider the effect of their respective laws and regulations on an investment in our common units and the considerations discussed above, if applicable.

SELLING UNITHOLDERS

This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 56,084,847 common units representing limited partner interests in Viper Energy Partners LP out of the 73,150,000 common units beneficially owned as of the date of this prospectus by Diamondback, the selling unitholder identified in the table below. The number of common units that may be offered for resale by Diamondback pursuant to this prospectus represents (i) up to a maximum of 55,353,347 common units issuable to Diamondback upon exercise by Diamondback of its exchange right pursuant to the Exchange Agreement and Diamondback’s tender to us of an equivalent number of our outstanding Class B Units and outstanding OpCo Units, in each case held by Diamondback as of the date of this prospectus and (ii) 731,500 common units held by Diamondback as of the date of this prospectus. All Class B Units and OpCo Units held by Diamondback as of the date of this prospectus were issued to Diamondback in the Recapitalization Transaction on May 9, 2018 in exchange for an equal number of common units Diamondback had acquired in connection with our IPO on June 23, 2014 and in subsequent underwritten common unit offerings.

The selling unitholder will determine the prices and terms of the sales at the time of each offering made by it, and will be responsible for any fees, discounts or selling commissions due to brokers, dealers or agents. We will pay all of the other offering expenses. We will not receive any of the proceeds from any sale of the securities sold by the selling unitholder pursuant to this prospectus.

The following table sets forth information relating to the selling unitholder based on information supplied to us by the selling unitholder on or prior to the time of the initial filing of the registration statement of which this prospectus is a part. We have not sought to verify such information. Information concerning the selling unitholder may change over time, and if necessary, we will supplement this prospectus accordingly. The selling unitholder may hold or acquire at any time common units in addition to those offered by this prospectus and may have acquired additional common units since the date on which the information reflected herein was provided to us. In addition, the selling unitholder may have sold, transferred or otherwise disposed of some or all of its common units since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of its common units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Assuming the sale of all common units beneficially owned by them set forth in the table below, the selling unitholder will hold no units upon completion of the offering.

	Common Units Beneficially Owned Prior to the Offering(1)		Common Units Being Offered Hereby	Common Units Beneficially Owned After Completion of the Offering
Name of Selling Unitholder	Number	Percent(2)	Number	Number	Percent(2)
Diamondback Energy, Inc.(3)	73,150,000	64%	56,084,847	17,065,153	15%

(1)

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any common units which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding common units held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the denominator used in calculating the beneficial ownership among our unitholders may differ.

(2)

Percentage of beneficial ownership is based upon 113,889,277 common units outstanding as of July 15, 2018. Because the selling unitholder is not obligated to sell any portion of the common units shown as offered by it, we cannot estimate the actual number or percentage of common units that will be held by the selling unitholder upon completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the common units covered by this prospectus will be held by the selling unitholder.

(3)	Diamondback Energy, Inc. is a publicly traded company. The address for Diamondback Energy, Inc. is 500 West Texas Avenue, Suite 1200, Midland, Texas 79701.

In making offers and sales pursuant to this prospectus, the selling unitholder is deemed to be acting as an underwriter, and its offers and sales are deemed to be made indirectly on our behalf.

Our Relationship with Diamondback

We were formed by Diamondback in February 2014 to, among other things, own, acquire and exploit oil and natural gas properties in North America. As of July 15, 2018, our general partner held a 100% general partner interest in the partnership and Diamondback had an approximate 64% limited partner interest in the partnership. Diamondback owns and controls our general partner, and two of Diamondback’s directors and certain of Diamondback’s executive officers serve as directors and/or executive officers of our general partner. Diamondback provides management, operating and administrative services to us and our general partner. We have also engaged from time to time in certain purchase and sale transactions with Diamondback and/or its affiliates. In connection with our initial public offering, we entered into a registration rights agreement pursuant to which we are required to file a registration statement to register common units owned by Diamondback. In addition, under our partnership agreement we have agreed to register for resale under the Securities Act any common units proposed to be sold by our general partner or any of its affiliates or their assignees.

For further information on our relationship with Diamondback, please read the documents referenced in “Where You Can Find More Information.”

Other Selling Unitholders

This prospectus may also be used by other selling unitholders that will be identified in an applicable prospectus supplement in connection with resales, from time to time in one or more offerings, of our common units held by such other selling unitholders as described in the applicable prospectus supplement. See “Plan of Distribution – Sales by Other Selling Unitholders.”

PLAN OF DISTRIBUTION

We and the selling unitholders may, from time to time, sell securities described in this prospectus and any accompanying prospectus supplement through underwriters, through broker-dealers, through agents, directly to one or more purchasers, through a combination of any of the foregoing methods of sale, or through any other method permitted by applicable law.

In addition, we or the selling unitholders may also from time to time sell securities in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. In such event, we and the selling unitholders, if applicable, may be required by the securities laws of certain states to offer and sell the common units only through registered or licensed brokers or dealers.

We or the selling unitholders may set the price or prices of our securities at:

•	fixed prices;

•	market prices prevailing at the time of sale;

•	prices related to market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

We or the selling unitholders may change the price of the securities offered from time to time.

The selling unitholders may act independently of us in making decisions with respect to the timing, manner and size of each of their sales.

From time to time, the selling unitholders may pledge or grant a security interest in some or all of the securities in respect of which this prospectus is delivered. If a selling unitholder defaults in performance of its secured obligations, the pledged or secured parties may offer and sell the securities from time to time by this prospectus. The selling unitholders also may transfer the securities in other circumstances. The number of securities beneficially owned by the selling unitholders will decrease as and when they transfer their securities or defaults in performing obligations secured by the securities. The plan of distribution for the securities offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, distributees, pledgees, affiliates, other secured parties or other successors in interest will be selling unitholders for purposes of this prospectus.

Broker-dealers or other persons may receive discounts or commissions from us or the selling unitholders, or they may receive commissions from purchasers of common units for whom they acted as agents, or both. Any of such discounts or commissions might be in excess of those customary in the types of transactions involved. Broker-dealers or other persons engaged by us or the selling unitholders may allow other broker-dealers or other persons to participate in resales. We and the selling unitholders may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act. If a broker-dealer purchases securities as a principal, it may resell the securities for its own account under this prospectus. A distribution of the securities by us or the selling unitholders may also be effected through the issuance by us or the selling unitholders or others of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options.

If we or the selling unitholders sell the securities in respect of which this prospectus is delivered in an underwritten offering, the underwriters may acquire the securities for their own account and resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In any such event described above in this paragraph, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities specified in the supplement if they purchase any of the securities.

If a prospectus supplement so indicates, we or the selling unitholders may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase these securities to which such prospectus supplement relates, providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount that may be purchased by any such institutional investor or on the number of these securities that may be sold pursuant to such arrangements. Agents, dealers or underwriters will not have any responsibility in respect of the validity of such arrangements or such institutional investors thereunder.

The aggregate proceeds to the selling unitholders from the sale of the securities will be the purchase price of the units less the aggregate agents’ discounts or commissions, if any, and other expenses of the distribution not borne by us. We have agreed to pay all expenses incidental to the registration and sale of securities by the selling unitholders other than underwriting discounts and commissions. The aggregate proceeds to us from the sale of the securities will be the purchase price of the units less the aggregate agents’ discounts or commissions, if any, and other expenses of the distribution. The selling unitholders and any agent, broker or dealer that participates in sales of securities offered by this prospectus may be deemed “underwriters” under the Securities Act and any profits, commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act. We or the selling unitholders may agree to indemnify any agent, broker or dealer that participates in sales of securities against liabilities arising under the Securities Act from sales of such securities.

We or the selling unitholders may offer the common units covered by this prospectus into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Market, the existing trading market for our common units, or sales made to or through a market maker other than on an exchange. Underwriters and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

Any of our or the selling unitholders’ underwriters or agents or any of either of their affiliates may be customers of, engage in transactions with and perform services for us and/or the selling unitholders or its affiliates in the ordinary course of business.

Because the Financial Industry Regulatory Authority, Inc., or FINRA, views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

We have informed the selling unitholders that during such time as they may be engaged in a distribution of the common units covered by this prospectus they are required to comply with Regulation M under the Exchange Act. With exceptions, Regulation M prohibits the selling unitholders, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.

We have informed the selling unitholders that they are legally required to deliver copies of this prospectus in connection with any sale of securities made under this prospectus in accordance with applicable prospectus delivery requirements.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers, or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers, or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers, or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain, or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

Sales by Other Selling Unitholders

This prospectus may also be used by other selling unitholders that will in the future be identified in an applicable prospectus supplement in connection with resales, from time to time in one or more offerings, of our common units held by such selling unitholders as described in the applicable prospectus supplement. The applicable prospectus supplement will identify such other selling unitholders, the terms of offering of common units and any material relationships we have with such selling unitholders. Such selling unitholders may include certain of our affiliates. Selling unitholders may be deemed to be underwriters under the Securities Act in connection with our common units they resell and any profits on such sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise provided in an applicable prospectus supplement, the selling unitholders will receive all the proceeds from the sale of their common units. We may pay all expenses incurred with respect to the registration of the common units owned by such other selling unitholders, other than underwriting fees, discounts or commissions, which will be borne by such selling unitholders.

LEGAL MATTERS

The validity of the issuance of the securities offered in this prospectus will be passed upon by Akin Gump Strauss Hauer & Feld LLP. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the selling unitholders or underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Information included or incorporated by reference in this prospectus regarding our estimated quantities of oil and gas reserves and the discounted present value of future net cash flows therefrom is based upon estimates of such reserves and present values prepared by Ryder Scott Company, L.P., an independent petroleum engineering firm, as of December 31, 2017 and 2016. This information is included or incorporated by reference herein in reliance upon the authority of said firm as experts in these matters.